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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EnPro Industries, Inc. 2015 Annual Meeting

Engineered for Performance

Proxy Statement and

Notice of 2015 Annual Meeting

of Shareholders

EnPro Industries, Inc. 2015 Annual Meeting

Annual Meeting of Shareholders

The 2015 Annual Meeting of Shareholders of

EnPro Industries, Inc. will be held at:

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

on

Wednesday, April 29, 2015 at 11:30 a.m.

Proxy voting options

Your vote is important!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, your vote is immediately confirmed and tabulated, and our postage and proxy tabulation costs are reduced.

If you prefer, you can vote by mail by returning the enclosed proxy card or voting instruction form in the addressed, prepaid envelope provided.

Please do not return the enclosed paper ballot if you are voting via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Go to the following website: www.proxyvote.com

3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail.

Vote by telephone

1-800-690-6903 via touch tone phone

toll-free 24 hours a day / 7 days a week

Instructions:

1.	Read the accompanying Proxy Statement.

2.	Call toll-free 1-800-690-6903.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

i

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Letter from our President and Chief Executive Officer

Dear Shareholder:

On behalf of the board of directors and management of EnPro Industries, Inc., I invite you to our annual meeting of shareholders. The meeting will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 29, 2015 at 11:30 a.m.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Stephen E. Macadam

President and Chief Executive Officer

March 26, 2015

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Notice of 2015 Annual Meeting of Shareholders

Date:	April 29, 2015

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Record date:	March 13, 2015. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of business:	•	To elect eight directors from among the nominees described in the accompanying proxy statement

•	To adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

•	To transact other business that may properly come before the annual meeting or any adjournment of the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2015: The proxy statement and 2014 annual report to shareholders are available at: http://2015annualmeeting.enproindustries.com.

By Order of the Board of Directors,

Robert S. McLean

Secretary

March 26, 2015

EnPro Industries, Inc. 2015 Annual Meeting

Proxy statement summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time, Place and Voting Matters

Date:	April 29, 2015

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209

Record date:	March 13, 2015

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting agenda

•	Election of eight directors

•	Advisory vote to approve executive compensation

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

•	Transact other business that may properly come before the meeting

Voting recommendations

Matter	Board vote recommendation

Election of directors	“For” each director nominee

Advisory vote to approve executive compensation	“For”

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	“For”

Our director nominees

See “Proposal 1 — Election of directors” and “Corporate governance policies and practices” for more information.

The following table provides summary information about each director nominee. Each director is elected annually.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Committee memberships
						AC	CC	NC	EC

Stephen E. Macadam	54	2008	President and CEO, EnPro		—				C

Thomas M. Botts	60	2012	Retired Executive VP, Global Manufacturing, Shell Downstream Inc.	—	1	M	C	M

Felix M. Brueck	59	2014	Director Emeritus, McKinsey & Company, Inc.	—	—	M	M	M

B. Bernard Burns, Jr.	66	2011	Managing Director, McGuire Woods Capital Group	—	—	M	M	M

Diane C. Creel	66	2009	Retired Chairman, CEO and President, Ecovation, Inc.	—	2	M	M	M

Gordon D. Harnett*	72	2002	Former Chairman and CEO, Materion Corporation	—	2	M	M	C	M

David L. Hauser	63	2007	Former Chairman and CEO, FairPoint Communications	—	—	C,F	M	M

Kees van der Graaf	65	2012	Former member of the board and executive committee, Unilever NV and Unilever PLC	—	3	M	M	M

AC	— Audit and Risk Management Committee

CC	— Compensation and Human Resources Committee

NC	— Nominating and Corporate Governance Committee

EC	— Executive Committee
*	— Chairman of the Board of Directors

C	— Chair

M	— Member

F	— Financial expert

Corporate governance matters

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, high performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

•	Annual director elections. Since the inception of our company, our directors have been elected to serve one-year terms. Accordingly, our full board of directors is up for election at each annual meeting of shareholders.

•	Majority voting in director elections. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.
•	Independent Chairman of the Board. Since the inception of our company, we have maintained separate the positions of Chairman of the Board of Directors, which is a non-executive position filled by an independent director, and Chief Executive Officer, who is the principal executive officer of our company.

•	CEO is only employee on the board. Our Corporate Governance Guidelines provide that normally the Chief Executive Officer should be the only employee who also serves as a director. Since the inception of our company, this has been the case.

•	Executive sessions of non-management directors. The non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

•	Director stock-ownership requirements. Our board has adopted stock ownership requirements pursuant to which a director has until five years after the date he or she becomes a director to accumulate ownership of shares having a value equal to at least five times the annual cash retainer paid to directors. All current directors who have served on the board for at least five years comply with these requirements.

•	Board refreshment. Since December 2011, three directors have retired from our board of directors and one will retire at the 2015 annual meeting. We have added four new directors over that period. Upon the election of the directors nominated for election by the board of directors at the 2015 annual meeting, the average tenure of our non-employee directors will be 5.3 years and the average tenure of our non-employee directors other than our Chairman of the Board will be 4.0 years.

•	Board and committee self-evaluations. The board of directors and each of the Audit and Risk Management Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee conduct self-evaluations annually to assess their respective performance.

Executive compensation matters

See “Compensation discussion and analysis,” “Executive compensation” and “Proposal 2 — Advisory vote approving executive compensation” for more information.

Our board of directors recommends that shareholders vote to approve, on a non-binding basis, the compensation paid to our company’s named executive officers as reported in this proxy statement.

We provide the following summary of our executive compensation practices and our 2014 business accomplishments in support of the board’s recommendation.

Our compensation practices

Our programs are designed to reward success

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objectives are to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive officer’s total compensation opportunity that is based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

We routinely engage with our shareholders and have made changes to address their concerns

We routinely engage in a wide-ranging dialogue with numerous shareholders, including regular conversations with many of our largest shareholders. We carefully consider the diverse views expressed by shareholders who provide us with feedback, and we made significant changes to our compensation program in 2013 following the input from our shareholders. These changes included redesigning our long-term incentive compensation plan which measures and rewards performance based on the equity value we create.

We employ best practices in executive compensation

Our executive compensation practices include:

•	an appropriate balance between short-term and long-term compensation that discourages short-term risk taking at the expense of long-term results;

•	meaningful stock ownership and retention requirements that increase with levels of responsibility that further align the interests of our executive officers with the long-term interests of our shareholders;

•	the use by our Compensation and Human Resources Committee of an independent executive compensation consultant who reports directly to that committee and does not provide any services to our company other than assistance to that committee;

•	no special perquisites for any employee;

•	a policy prohibiting executives from hedging ownership of EnPro stock; and

•	a clawback policy for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results.

Our 2014 accomplishments

Despite uneven levels of activity in our markets during the year, our growth in 2014 illustrates the value of our participation in diverse markets and geographies. Our performance supports our long term objectives for growth, objectives that will be further supported by significant progress in the asbestos claims resolution process of our deconsolidated subsidiary, Garlock Sealing Technologies, LLC (“GST LLC”), and a significant improvement in our capital structure.

•

Asbestos claims resolution process: Early in the year, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million, an amount consistent with the position GST LLC took at the 2013 estimation trial in his court and far less than the amount sought by representatives of the asbestos claimants. In his opinion, Judge Hodges noted that the claimants’ estimates of nearly $1.3 billion were based on historic settlement values which “are infected with the impropriety of some law firms and inflated by the cost of defense.” In January, 2015 we and GST LLC agreed with the Future Claimants’ Representative (“FCR”) on a revised plan of reorganization. The plan addresses all current and future claims, and we and GST LLC believe it can be approved by the court. While the confirmation of this plan and the final resolution of asbestos claims against GST LLC are likely to take many more months, this agreement with the FCR moves us toward conclusion of the case, the formal reconsolidation of GST LLC’s financial results with ours and the ultimate achievement of EnPro’s full potential.

•	Fairbanks Morse Engine: Fairbanks Morse Engine (“FME”) countered a softening outlook for new engine orders from the U.S. Navy with important developments in commercial markets. With consortium partner Westinghouse France, FME agreed to supply 23, 3.5 MWe opposed-piston, diesel engine-generator sets to Electricite de France (“EDF”). These sets will be used for emergency back-up power at 20 of EDF’s nuclear power plants in France. The value of FME’s portion of this work is approximately €89 million. Shipments will primarily occur in 2016 and 2017.

For two decades, FME has provided engines to U.S. Navy and nuclear power markets under licenses from MAN Diesel and Turbo (“MAN”) and its affiliates. In 2014, FME expanded the relationship with an agreement to cooperate with MAN in the U.S. power generation market for gas-fired and dual fuel engines, giving FME a competitive offering in an attractive market.

With its partner Achates Power, Inc. (“Achates”), FME made significant progress in the design feasibility stage of its work towards improving the commercial viability of FME’s proprietary opposed-piston engine.

FME and Achates are exploring ways to reduce emissions and improve fuel efficiency in an engine design that has proven reliable over many decades in critical standby and emergency power applications.

•	Our capital structure: We made substantial changes to our capital structure for the first time since 2005, a sign of the strengthening perception of EnPro in capital markets. We completed our first ever bond offering with the issuance of $300 million 5.875% senior notes due 2022. We used a portion of these funds to purchase $51.3 million of our outstanding convertible debentures and to contribute $48 million to our pension plans. The purchase of the convertible debentures followed a series of exchanges earlier in the year of common stock for $97.7 million of the debentures. We also increased our senior secured revolving credit facility to $300 million and changed the terms of the facility from one backed by our assets to one based on our cash flows. This new capital structure enables EnPro to pursue strategic acquisitions, to begin paying dividends and to buy back our own shares.

•	Acquisitions and divestitures: We added several complementary products with the completion of three acquisitions and we divested a business that no longer fits our strategic direction. Stemco acquired the interest of its joint venture partner in Stemco Crewson, a business that produces brake products for heavy-duty trucks. The Garlock family expanded geographically with the addition of Strong-Tight, a small Taiwan-based manufacturer of gasket and sealing products, and the Technetics Group acquired Fabrico, a supplier of components for the combustion and hot path sections of industrial gas and steam turbines. We divested Garlock Rubber Technologies (“GRT”), a supplier of conveyor belts and rubber sheet products. Although GRT was a profitable business, we determined we were not the best or most appropriate long-term owner of the business. The proceeds from the sale of GRT will allow us to invest in other areas, more consistent with our growth strategies.

We pay for performance

Our compensation program allows our Compensation and Human Resources Committee and the board of directors to determine executive pay based on comprehensive criteria designed to produce long-term business success. The correlation between our financial results and the compensation awarded to executive officers demonstrates the effectiveness of this approach.

The following chart presents the total compensation, as reported in the summary compensation table in our annual proxy statements, paid to our Chief Executive Officer for each of the full years he has served in that role. The table compares his compensation to the improvement in our earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A). Adjusted EBITDA-A is a primary metric we use to evaluate our performance and one we use to determine annual and long-term incentive compensation during this period.

A significant component of the CEO’s total compensation for 2014 was a special grant of restricted stock units awarded to executive officers and other key personnel in recognition of their efforts related to the asbestos claims resolution process (the “ACRP”) involving GST LLC. These efforts included the strategy, planning and management of the ACRP, which resulted in the order issued in January 2014 by the bankruptcy court estimating the liability for present and future mesothelioma claims against GST LLC at $125 million, consistent with the positions GST LLC put forth at trial, and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses. For 2014, approximately 25% of the CEO’s reported total compensation was due to this special award.

(Annex A to this proxy statement sets forth the calculation of adjusted EBITDA-A, which is not a measure under U.S. generally accepted accounting principles. The financial results of Garlock Sealing Technologies LLC have not been included in our consolidated financial results since June 5, 2010, when GST LLC and certain affiliated companies (which, together with GST LLC, we collectively refer to as “GST”) filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, because GST LLC continues to be our subsidiary, oversight of this business and its financial results continues to be a responsibility of our executive officers and the financial measures used under our incentive compensation plans include GST LLC’s results, the performance of this business since June 5, 2010 has been separately included in this chart.)

Auditors

See “Proposal 3 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2015” and “Independent registered public accounting firm” for more information.

We ask that our shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. Below is summary information about PricewaterhouseCoopers’ fees for services provided in years 2014 and 2013.

Year ended December 31	2014	2013
Audit fees	$1,876,900	$1,875,300
Audit-related fees	13,000	12,800
Tax fees	20,000	—
All other fees	2,000	2,000

Total	$1,911,900	$1,890,100

General information

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Wednesday, April 29, 2015, at 11:30 a.m. at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the enclosed proxy card whether or not you attend the meeting. If you are a registered shareholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held through an account maintained by a bank, securities broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return your proxy card in the enclosed envelope or to cast your votes by telephone or over the Internet. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2014 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 26, 2015. Any shareholder may receive an additional copy of these materials by request to our shareholder relations department. You may reach the shareholder relations department via email to investor@enproindustries.com or by calling 704-731-1522.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	electing eight directors;

•	adopting a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement; and

•	ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. We are not aware of any other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 13,

2015. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 23,675,108 shares of EnPro common stock were outstanding and eligible to vote, which amount does not include 199,376 shares held by a subsidiary.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by mail, by completing, signing, dating and returning the enclosed proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc.

Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the enclosed proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in three ways:

•	by timely delivering to our Secretary, or at the meeting, a later dated signed proxy card;

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Is there a minimum quorum necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended. If you hold your shares in your name (you are the record holder) and do not give valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you hold your shares in street name and do not give your bank, broker or other nominee instructions on how you want your shares to be voted, those shares are considered “uninstructed” and a bank, broker or other nominee generally has the authority to vote those shares only on matters that are determined to be “routine” under the New York Stock Exchange rules. Under the New York Stock Exchange’s rules, the election of directors and matters related to executive compensation are not considered to be “routine” for this purpose, which means that a broker or broker nominee may not provide a proxy with voting instructions on these matters unless it receives voting instructions from the beneficial owner of the shares. Accordingly, unless instructed by the beneficial owner, a broker or broker nominee may not provide voting instructions with respect to the vote on Proposals 1 and 2 described in this proxy statement.

The vote to ratify the appointment of our independent accounting firm and any other business that may properly come before the meeting are considered routine under the New York Stock Exchange rules, which means that a bank, broker or other nominee has voting discretion as to any uninstructed shares on those matters.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.

Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.

The resolution to approve, on an advisory basis, the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” the resolution. Although this advisory vote is non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making determinations concerning executive compensation.

The ratification of the appointment of our independent accounting firm and any other business as may properly come before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” such proposal than are cast “Against” it.

How do abstentions and broker non-votes count for voting purposes?

Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. For the advisory vote on executive compensation, the ratification of the appointment of our independent accounting firm and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count—accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals. Abstentions and broker non-votes will count for determining whether a quorum is present.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 26, 2015 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Proxy cards or telephone and Internet instructions to vote the proxy that are validly submitted and timely received, but that do not contain instructions on how you want to vote, will be voted in accordance with the board’s recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) within four business days after the meeting. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you.

For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor@enproindustries.com or by calling 704-731-1522.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2014 annual report to shareholders, which includes our 2014 annual report on Form 10-K, on the Internet site at http://2015annualmeeting.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by EnPro, postings on our website, www.enproindustries.com, and advertisements in periodicals. We have engaged D.F. King & Co. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that together are not expected to exceed $20,000 in the aggregate. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

Beneficial ownership of our common stock; transactions

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities who held more than five percent of our common stock as of February 28, 2015. This information is based solely on SEC filings made by the individuals and entities by that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. et al.(2)	1,999,052	8.3%
55 East 52nd Street
New York, New York 10022

T. Rowe Price Associates, Inc. et al.(3)	1,907,522	7.9%
100 E. Pratt Street
Baltimore, Maryland 21202

The Vanguard Group, Inc.(4)	1,590,149	6.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Greywolf Capital Management LP et al.(5)	1,473,560	6.1%
4 Manhattanville Road, Suite 201
Purchase, New York 10577

(1)	Applicable percentage ownership is based on 24,017,508 shares of our common stock outstanding at February 28, 2015, other than shares held by our subsidiaries.

(2)	This information is based on a Schedule 13G amendment dated January 12, 2015 filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2014. BlackRock, Inc. reports sole voting power over 1,948,811 shares and sole dispositive power over 1,999,052 shares. The Schedule 13G amendment was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. The Schedule 13G amendment indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(3)	This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. reporting beneficial ownership as of December 31, 2014. In the Schedule 13G amendment, T. Rowe Price Associates, Inc. reports sole voting power over 252,300 shares and sole dispositive power over 1,907,522 shares and T. Rowe Price New Horizons Fund, Inc. reports sole voting power over 543,964 shares. T. Rowe Price Associates, Inc. has notified us that these shares are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which reports beneficial ownership of 543,964 shares), to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares, and, although for purposes of the reporting requirements of the Securities Act of 1934 it is deemed to be a beneficial owner of such shares, it expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is based on a Schedule 13G amendment dated February 9 2015 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2014. The Vanguard Group, Inc. reports sole voting power with respect to 30,270 shares, sole dispositive power with respect to 1,590,149 shares and shared dispositive power with respect to 28,570 shares. The Vanguard Group, Inc. also reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,570 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.

(5)	This information is based on a Schedule 13G amendment filed with the SEC on February 17, 2015 by Greywolf Capital Management LP, Greywolf Event Driven Master Fund, Greywolf GP LLC and Jonathan Savitz reporting beneficial ownership as of December 31, 2013. The address listed in the table above is for each of the foregoing other than Greywolf Event Driven Master Fund which reports the address of its principal office as 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The Schedule 13G amendment reported that each of Greywolf Capital Management LP, Greywolf Event Driven Master Fund, Greywolf GP LLC and Jonathan Savitz had shared voting and shared dispositive power over 1,473,560 shares.

Director and executive officer ownership of our common stock

The following table sets forth information as of February 28, 2015 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement. It also includes information about the shares of our common stock that our current directors and executive officers own as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Directors’ Phantom Shares(2)	Directors’ Stock Units(3)	Percent of Class(4)
Stephen E. Macadam	291,533	—	—	1.2%
Thomas M. Botts	—	5,236	1,716	*
Peter C. Browning	—	30,239	7,599	*
Felix Brueck	—	2,646	1,017	*
B. Bernard Burns, Jr.	5,125	6,322	—	*
Diane C. Creel	1,000	11,207	—	*
Gordon D. Harnett	2,060	31,179	6,483	*
David L. Hauser	800	18,172	6,575	*
Kees van der Graaf	—	5,599	—	*
Alexander W. Pease	9,634	—	—	*
Kenneth D. Walker	22,563	—	—	*
Jon A. Cox	34,721	—	—	*
Robert S. McLean	11,748	—	—	*
Dale A. Herold	13,801	—	—	*
23 directors and executive officers as a group	440,583	110,600	23,390	1.8%

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after February 28, 2015 through the exercise of stock options or the vesting of restricted stock units: Mr. Macadam, 105,810 option shares; all directors and executive officers as a group, 105,810 option shares. The numbers also include 343 shares held in our Retirement Savings Plan for Salaried Employees allocated to Mr. Walker, 1,229 shares allocated to Mr. Cox, 313 shares allocated to Mr. McLean and 4,604 shares in the aggregate allocated to members of all directors and executive officers as a group. The numbers also include 5,000 restricted shares held by Mr. Walker and 11,330 restricted shares held by all directors and executive officers as a group. The numbers also include 10,402 shares held in an IRA by Mr. Macadam and 12,407 shares in the aggregate held in IRA accounts by all directors and executive officers as a group. All other ownership is direct, except that the amount reported as held by Mr. Pease and by all directors and executive officers as a group includes 50 shares held indirectly, which shares are owned by family members. The amounts reported do not include restricted stock units and option shares as follows: Mr. Macadam, 54,315 restricted stock units and 8,429 option shares; Mr. Pease, 16,174 restricted stock units; Mr. Walker, 9,600 restricted stock units; Mr. Cox, 7,604 restricted stock units; Mr. McLean, 7,765 restricted stock units; and all directors and executive officers as a group, 138,939 restricted stock units and 8,429 option shares.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 24,017,508 shares of our common stock outstanding at February 28, 2015, other than shares held by our subsidiaries.

Related party transactions

On January 6, 2014, the wife of Dale A. Herold (a former executive officer) joined Cognova Consulting, Inc. as a consultant and managing director. We have used Cognova Consulting since 2008 to provide executive mentoring and leadership development services. In 2014, we paid Cognova Consulting $1,287,413 for its services. At no time has Mrs. Herold had any ownership interest in Cognova Consulting.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2014 any report required by Section 16(a), other than as described below. The initial report on Form 3 for David K. Fold, upon his designation as principal accounting officer, was filed late due to an administrative error. In addition, Form 4 reports filed on February 7, 2014 for each of the following officers failed to include the exempted receipt of a derivative security payable in cash that was deemed granted pursuant to the terms of our management purchase stock deferral plan upon the first deferrals of a portion of annual incentive compensation effected under that plan: Todd L. Anderson, David S. Burnett, J. Milton Childress II, Jon A. Cox, Dale A. Herold, Gilles Hudon, Stephen E. Macadam, Robert S. McLean, Susan E. Sweeney and Eric A. Vallincort. The failure of these initial Form 4 reports to include this information, which failure was corrected by subsequent amendments to their Form 4 reports, was the result of an administrative oversight, as all such officers had provided all information necessary for the timely filing of a complete Form 4 on February 7, 2014. For a description of this plan, see “Compensation discussion and analysis — Compensation analysis — Retirement and other post-termination compensation — Deferred compensation and management stock plans.”

Proposal 1 — Election of directors (Item 1 on the proxy card)

One of the purposes of the meeting is the election of eight directors to hold office until the annual shareholders’ meeting in 2016 or until their respective successors are elected and qualified. Our board of directors presently consists of nine directors, all of whom were elected at the 2014 annual meeting of shareholders. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. Consistent with the maximum age provisions of our Corporate Governance Guidelines, Peter C. Browning, a current director, has not been nominated for re-election at the 2015 annual meeting and will retire from the board of directors at that time. The board of directors has adopted a resolution to reduce the size of the board to eight directors effective upon the commencement of the annual meeting.

All nominees have indicated that they are willing to serve as directors if elected. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee. Under our bylaws no person is eligible to be elected as a director if he or she is less than 18 years of age.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees for director named below.

Nominees for election

Stephen E. Macadam

Age 54

Director since 2008

Mr. Macadam has served as our Chief Executive Officer and President since April 2008. Prior to accepting these positions with EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc. since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

Mr. Macadam’s employment agreement provides that during the term of his employment with EnPro he will be included in the slate of nominees nominated by the board of directors for election as a member of the board.

•	Public company directorships in the last five years:

•	Axiall Corporation

Qualifications:

As the company’s Chief Executive Officer and President, Mr. Macadam’s active involvement in our company’s operations provides our board of directors with specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Thomas M. Botts

Age 60

Director since 2012

Mr. Botts retired from Royal Dutch Shell on December 31, 2012. In his last role at Shell, Mr. Botts was executive vice president, global manufacturing, Shell Downstream Inc., responsible for Shell’s global manufacturing business, which included all of Shell’s refineries and chemical complexes around the world. Mr. Botts joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles in his career including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009. He has been a member of the board of directors of the National Association of Manufacturers, and a member of the American Petroleum Institute Downstream Committee, a member of the council of overseers for the Jones Graduate School of Business at Rice University. He currently is a non-Executive Director for John Wood Group PLC based in the United Kingdom, Chairman of the Governor’s Tier 1 Task Force at the University of Wyoming, a member of the Energy Resources Council, University of Wyoming, and a member of the Society of Petroleum Engineers. Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Current public company directorships:

•	John Wood Group PLC

Qualifications:

Mr. Botts brings to our board thirty-five years of global business experience in manufacturing, extensive experience in our oil, gas and petrochemical markets, successful results-oriented leadership and experience in business transformation in large scale, multi-country organizations.

Felix M. Brueck

Age 59

Director since 2014

Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm, following his retirement in 2012 as a Director of McKinsey. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland. While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s Performance Transformation Practice. Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH. Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

Mr. Brueck’s experience as a consultant with McKinsey for almost 30 years provides the board with additional expertise and insights into operational and organizational strategies and structures across a broad range of industries, including industrial manufacturing, chemicals, semiconductors, pharmaceuticals and medical devices. He also provides expertise and experience in developing leadership and optimizing productivity. Mr. Brueck’s experiences advising companies around the world also deepens the board’s expertise regarding global markets, business environments and practices.

B. Bernard Burns, Jr.

Age 66

Director since 2011

Since 2001, Mr. Burns has served as a managing director of the McGuireWoods Capital Group, a merger and acquisition advisory group. He also is of counsel to the law firm of McGuireWoods LLP and was a partner of that firm from 2001 to 2011. Mr. Burns served in various executive capacities with United Dominion Industries Limited, a diversified industrial manufacturer, from 1989 until that firm was acquired in 2001, including as Senior Vice President and General Counsel from 1993 to 1996, Executive Vice President and Chief Administrative Officer in 2000 and as president of various operating segments and divisions from 1996 to 1999 and from 2000 to 2001. He is a director of several privately held companies. Mr. Burns earned a B.A. from Furman University and a J.D. from the Duke University School of Law and completed the Advanced Management Program at Duke University’s Fuqua School of Business.

Qualifications:

Mr. Burns’ legal expertise, his extensive merger and acquisitions background and experience, including assessing M&A targets’ performance and valuation, and his experience as a member of senior management of a large diversified industrial company, for which he held a number of positions, including General Counsel and president of major operating divisions, provides our board with valuable insights on legal and corporate governance matters, evaluation of acquisition opportunities and operating issues.

Diane C. Creel

Age 66

Director since 2009

Prior to her retirement in September 2008, Ms. Creel served from May 2003 as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, from January 1991 to May 2003. She previously served as Chief Operating Officer of Earth Tech from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scott from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976. Ms. Creel has a B.A. and M.A. from the University of South Carolina.

Current public company directorships:

•	Allegheny Technologies Incorporated (lead director)

•	TimkenSteel Corporation

Public company directorships in the last five years:

•	Goodrich Corporation

•	Timken Corporation

•	URS Corporation

Qualifications:

Ms. Creel’s extensive senior management experience, including her service as CEO of two companies for a combined fifteen years, allows her to provide our board of directors with meaningful guidance with respect to mergers and acquisitions, environmental matters, corporate governance, strategic planning, finance, and executive compensation and benefits.

Gordon D. Harnett

Age 72

Director since 2002

Mr. Harnett has served as the Non-executive Chairman of the Board of EnPro since 2010. He retired as Chairman and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a provider of metal-related products and engineered material systems, in May 2006. Prior to joining Materion Corporation in 1991, Mr. Harnett served from 1988 to 1991 as a Senior Vice President of B.F. Goodrich Company, and from 1977 to 1988, he held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of Goodrich, including President and Chief Executive Officer from 1982 to 1988. Mr. Harnett received a B.S. from Miami University and an M.B.A. from Harvard University.

Current public company directorships:

•	Acuity Brands, Inc.

•	PolyOne Corporation (lead director)

Public company directorships in the last five years:

•	The Lubrizol Corporation

Qualifications:

Mr. Harnett brings to our board of directors a deep knowledge of the manufacturing industry and leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation, a broad understanding of international operations gained through a variety of senior leadership positions, and capital allocation experience and corporate governance expertise from his service, including as lead director, on other companies’ boards of directors.

David L. Hauser

Age 63

Director since 2007

From August 2010 until March 2011, Mr. Hauser served as a consultant to FairPoint Communications, Inc., a communications services company. From July 2009 to August 2010, Mr. Hauser served as Chairman of the Board and Chief Executive Officer of FairPoint Communications, Inc. In October 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. In evaluating this event with respect to the nomination of Mr. Hauser for reelection to the board of directors, the Nominating and Corporate Governance Committee considered the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser accepted his position as Chairman of the Board and Chief Executive Officer, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges. The Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Hauser for re-election to the board in 2015.

Prior to joining FairPoint Communications, Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. Mr. Hauser served as Group Executive and Chief Financial Officer of Duke Energy Corporation from April 2006 until June 30, 2009, and as Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy Corporation, Mr. Hauser served in various accounting positions, including controller. Mr. Hauser is a member of the board of trustees of Furman University and a member of the board of trustees of the University of North Carolina at Charlotte. Mr. Hauser has retired as a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

Public company directorships in the last five years:

•	FairPoint Communications, Inc.

Qualifications:

Along with his experience and expertise in public company strategic and corporate planning, including capital allocation, Mr. Hauser, as the former Chief Financial Officer of a major corporation and through his experience and training in various other accounting and financial reporting roles, provides our board of directors with valuable insight into accounting, financial controls and financial reporting matters.

Kees van der Graaf

Age 64

Director since 2012

Since October 2014, Mr. van der Graaf has served as founder, owner and chairman of FSHD Unlimited, a biotechnology company. Between 2008 and 2011, Mr. van der Graaf served as an Executive-in-Residence with IMD International, an international business school based in Lausanne, Switzerland. In 2011, he also served as Co-director of the IMD Global Center. Prior to joining IMD, Mr. van der Graaf enjoyed a 32-year career with Unilever NV and Unilever PLC which operate the Unilever Group, a multinational supplier of fast-moving consumer goods. At Unilever, Mr. van der Graaf served as President of Ice Cream and Frozen Foods — Europe from 2001 to 2004 and as a member of the Board and Executive Committee of Unilever NV and Unilever PLC from 2004 to 2008 with responsibilities during that period for the Global Foods division and later for European Business group. Until February 2015, Mr. van der Graaf served as a member of the board of directors of Ben & Jerry’s, a wholly owned subsidiary of Unilever, which is charged with preserving and expanding Ben & Jerry’s social mission, brand integrity and product quality. He is also a member of the supervisory boards of several privately held European-based companies and recently concluded his service as chairman of the supervisory board of the University of Twente in The Netherlands. Mr. van der Graaf received a degree in mechanical engineering and an M.B.A. from the University of Twente.

Current public company directorships:

•	Carlsberg A/S

•	GrandVision N.V. (Chairman)

•	OCI N.V.

Qualifications:

Mr. van der Graaf brings to our board of directors extensive experience in executive management positions in global public corporations and a geographic background and management experience in European markets, business environments and practices.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, the non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, Mr. Harnett.

Since the inception of our company, we have maintained separate the positions of Chairman of the Board of Directors, a non-executive position filled by an independent director, and Chief Executive Officer, the principal executive officer of our company. We believe that this structure continues to be appropriate for our company given the individuals serving in those positions, particularly our current Chairman. He is a former chief executive officer of a publicly held diversified industrial manufacturer and the lead independent director of another public company. This experience and his knowledge of and familiarity with our company and its businesses through his service on our board of directors from our inception as a public company in 2002, give him a unique ability to serve as a sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In order to maximize board efficiency, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain copies of these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The current members of the Executive Committee are Mr. Macadam (Chairman), Mr. Browning and Mr. Harnett. The Executive Committee did not meet in 2014. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law, may not be delegated to a committee of directors.

Audit and Risk Management Committee. The Audit and Risk Management Committee, or Audit Committee, met four times in 2014. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm. This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. Mr. Hauser is the current committee chairman.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee, or Compensation Committee, met four times in 2014. Mr. Botts is the current committee chairman. The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year. Mr. Botts currently chairs this committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times in 2014. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Harnett currently chairs this committee.

Risk oversight

As discussed above, the Audit and Risk Management Committee assists the board in monitoring compliance with legal and regulatory requirements and the management of significant risk areas (including insurance, pension, asbestos, environmental, litigation and all incentive compensation plans, including for non-executive personnel). The company’s internal audit group periodically performs an enterprise risk analysis of the company and reports the results of its analysis to the

Audit and Risk Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. In addition, the company’s General Counsel customarily attends meetings of the Audit and Risk Management Committee. All of our independent directors currently serve on the Audit and Risk Management Committee.

Meetings and attendance

The board met eight times in 2014. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve.

It is our policy to encourage all directors to attend the annual meeting of shareholders. All of our directors attended our 2014 annual meeting.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, high performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally the Chief Executive Officer should be the only employee who also serves as a director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

Our Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman.

Our Corporate Governance Guidelines include a provision that prohibits directors from engaging in hedging or monetization transactions with respect to EnPro stock, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

We also have a Code of Business Conduct. The Code covers, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our directors and all of our employees, including our principal executive, financial and accounting officers. Pursuant to the Code, all conflict of interest transactions, including related party transactions we would be required to disclose in our proxy statement, must be presented to a member of our internal Corporate Compliance Committee or an attorney in our legal department, who are authorized by the Code to present such transactions to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not otherwise establish specific procedures and policies for the approval or ratification of conflict of interest transactions, and we would develop such procedures on a case-by-case basis as the need arises. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board and each officer certified compliance without exception in the first quarter of 2015.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2015 meeting, the board of directors made a determination as to the independence of each nominee for election as a director at the annual meeting. In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

•	the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons; and

•	in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director or an immediate family member has received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was within the last three years a partner or employee of our auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $1,000,000 or 2% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director nominated for election at the 2015 annual meeting completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Botts, Mr. Brueck, Mr. Burns, Ms. Creel, Mr. Harnett, Mr. Hauser and Mr. van der Graaf are independent because none has a material relationship with the company other than as a director. As our Chief Executive Officer and President, Mr. Macadam is automatically disqualified from being an independent director.

Board and committee self-evaluations

The board of directors and each of the Audit and Risk Management Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee conduct self-evaluations annually to assess their performance. The board and committee evaluation process involves the distribution of a self-assessment questionnaire to all board and committee members that invites written comments on all aspects of the board and each committee’s process. The evaluations are then summarized, reviewed by the Chairman of the Board and serve as the basis for a discussion of board and committee performance and any recommended improvements. Going forward, the board of directors has determined that the self-assessment process will include an assessment of the performance of each director.

“Audit committee financial expert”

The board of directors has determined that Mr. Hauser, the chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2015 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his prior experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;
•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, matters of diversity (including diversity in professional experience and industry background), and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•	candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations;

•	candidates should be without any significant conflict of interest; and

•	candidates must be at least 18 years old and no candidate shall be nominated by the board of directors for election or re-election as a director after reaching age 72 unless the Nominating and Corporate Governance Committee and our board of directors, by a vote of a majority of directors not subject to such a determination, specifically determine that, in light of all the circumstances, it is in the best interests of our company and our shareholders that such candidate be nominated for election or re-election.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination process

In evaluating the composition of the board of directors in connection with recommending candidates for election as directors, the Nominating and Governance Committee annually reviews a skills matrix, comparing the skills of the current directors with all desired skills identified in the matrix. To the extent that the Nominating and Governance Committee has identified any desired skills not provided by incumbent directors that it would recommend for re-election, the Nominating Committee has engaged in a search to identify a candidate or candidates who would add the missing skills. When seeking candidates for director, the Nominating and Corporate Governance Committee solicits suggestions from incumbent directors, management or others and evaluates suggestions submitted by shareholders. The Nominating and Corporate Governance Committee may

also engage the services of a third party to identify and evaluate candidates.

After conducting an initial evaluation of a candidate, if the committee believes the candidate might be a suitable director, each member of the Nominating and Corporate Governance Committee and each other director not then serving on the Nominating and Corporate Governance Committee generally separately interviews the candidate. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above), the skills identified in the skills matrix used by the committee (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

Since Mr. Harnett is 72 years of age, pursuant to our Corporate Governance Guidelines described above, he may not be nominated for election as a director unless the Nominating and Corporate Governance Committee and our board of directors, by a vote of a majority of directors (not including Mr. Harnett), specifically determine that, in light of all the circumstances, it is in the best interests of our company and our shareholders that he be nominated for re-election. The determination to nominate Mr. Harnett for re-election as a director was made by a unanimous vote of the Nominating and Corporate Governance Committee and our board of directors, other than Mr. Harnett who recused himself from the vote in each instance.

In making this determination, the Nominating and Corporate Governance Committee and board of directors considered Mr. Harnett’s tenure and leadership, the continuity of his position as Chairman of the board of directors and the Nominating and Governance Committee, his finance, governance and management background, his understanding of the company and the history of the asbestos litigation of the company’s subsidiaries as the company progresses in the ACRP, as well as changes in the composition of the board of directors. Since December 2011, three directors have retired from service and a fourth (Mr. Browning) will retire at the 2015 annual meeting. Four new directors have joined the board during that period. The board believes that, given these circumstances, Mr. Harnett’s continued service maintains a desirable level of continuity on the board of directors and is in the best interest of the company and its shareholders.

Our directors share certain characteristics and attributes that we believe are critical to effective board membership, including sound and mature business judgment essential to intelligent decision-making, experience at the policy-making level at a business, integrity and honesty, and the ability to collaborate in an effective manner at a board level. These characteristics and attributes and the specific employment and leadership experiences and other qualifications listed for each of our directors in his or her biography found above under the caption “Nominees for Election” led to the conclusion that these individuals should be nominated for election.

Communications with the board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance Line on our website at www.enproindustries.com. An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board in care of our Secretary, addressed to 5605 Carnegie Boulevard,

Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director compensation

Directors who are also employees receive no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	an annual cash retainer of $75,000, paid in quarterly installments;

•	an annual fee of $12,000, paid in cash installments quarterly, for the chairman of our Compensation and Human Resources Committee;

•	an annual fee of $15,000, paid in cash installments quarterly, for the chairman of our Audit and Risk Management Committee;

•	an annual fee of $7,500, paid in cash installments quarterly, for the chairman of our Nominating and Corporate Governance Committee;

•	an additional annual fee of $40,000, paid in cash installments quarterly, for our Chairman for his service in that capacity;

•	a grant of phantom shares upon a director’s initial election or appointment to the board in an amount determined by the Nominating and Corporate Governance Committee; and

•	an annual grant of phantom shares equal in value to $90,000.

Phantom shares are generally granted to non-employee directors at the first board meeting each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

The board has adopted stock ownership requirements pursuant to which a director has until five years after the date the individual becomes a director to accumulate ownership of shares having a value equal to at least five times the annual cash retainer paid to directors. Phantom shares count toward the threshold established under our stock ownership requirements. If a director fails to maintain the required level of ownership, the director is required to retain 50% of any shares received under any company equity award plan until he or she satisfies the requirements. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 18, 2015, the date of our February 2015 Compensation and Human Resources Committee meeting, all directors who have served on the board for at least five years complied with the requirements.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director ceases his or her service on the board. The following non-employee directors have the following deferred compensation balances under the plan as of December 31, 2014: Mr. Botts, 1,716 stock units; Mr. Browning, 7,599 stock units; Mr. Brueck, 1,017 stock units; Mr. Harnett, $210,239 and 6,483 stock units; and Mr. Hauser, $406,320 and 6,575 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2014 including a non-employee director who retired from service during 2014.

2014 Non-Employee Director Compensation

Name (a)	Fees Earned or Paidin Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Thomas M. Botts	83,044	90,000	173,044
Peter C. Browning	78,956	90,000	168,956
Felix M. Brueck	67,500	90,000	157,500
B. Bernard Burns, Jr.	75,000	90,000	165,000
Diane C. Creel	75,000	90,000	165,000
Gordon D. Harnett	122,500	90,000	212,500
David L. Hauser	90,000	90,000	180,000
Kees van der Graaf	75,000	90,000	165,000
Former Director
Wilbur J. Prezzano, Jr.(3)	24,931	30,011	54,942

(1)	Messrs. Hauser, Botts and Brueck deferred $90,000, $41,522 and $67,500, respectively, of the fees earned in 2014 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Of these amounts, Messrs. Hauser, Botts and Brueck elected to defer $45,000, $41,522 and $67,500, respectively, into a stock account and as a result an aggregate of 673, 623 and 1,017 stock units, respectively, were credited to them under our Deferred Compensation Plan for Non-Employee Directors. Mr. Hauser elected to defer $45,000 into a cash account. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into these stock accounts.

(2)	On February 5, 2014, each current director then serving as non-employee member of the board received a grant of 1,251 phantom shares to be settled in shares of common stock, except that Mr. Prezzano received a pro-rated grant in the amount of 417 phantom shares. The stated value is based on the closing price of our common stock on the preceding date, which was $71.97 per share. As of December 31, 2014, the incumbent non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
Thomas M. Botts	3,841
Peter C. Browning	29,784
Felix M. Brueck	1,251
B. Bernard Burns, Jr.	4,927
Diane C. Creel	9,812
Gordon D. Harnett	29,784
David L. Hauser	16,777
Kees van der Graaf	4,204

(3)	Mr. Prezzano retired from the Board of Directors on April 30, 2014.

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PricewaterhouseCoopers), our independent registered public accounting firm for 2014, regarding our audited 2014 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2014. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm that are required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2014 audits. The Audit Committee met with the internal auditors and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PricewaterhouseCoopers and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC.

Audit and Risk Management Committee

Thomas M. Botts

Peter C. Browning

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

Kees van der Graaf

February 18, 2015

Compensation and Human Resources Committee report on executive compensation

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2014.

Compensation and Human Resources Committee

Thomas M. Botts

Peter C. Browning

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

Kees van der Graaf

February 18, 2015

Compensation discussion and analysis

This compensation discussion and analysis provides information about our 2014 compensation program for the following executive officers (collectively, “named executive officers” or “NEOs”) listed in the summary compensation table appearing in this proxy statement:

•	Stephen E. Macadam, our President and Chief Executive Officer (and our principal executive officer);

•	Alexander W. Pease, a Senior Vice President and Chief Financial Officer (and our principal financial officer);

•	Kenneth D. Walker, Senior Vice President and Chief Operating Officer;

•	Jon A. Cox, Division President, Stemco Group and Chief Innovation and Information Officer;

•	Robert S. McLean, Vice President, General Counsel and Secretary; and

•	Dale A. Herold, former Chief Customer Officer and Division President, Garlock.

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objectives are to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive officer’s total compensation opportunity based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

Our executive compensation program is designed to tie pay to both annual and long-term performance. We have generally accomplished this by making annual and three-year incentive awards, with the amount to be paid under these awards based on our achievement of absolute performance goals established at the time these awards are made. Under these awards, poor performance leads to little or no actual payment while superior performance leads to significant payments relative to salary levels.

The following charts set forth the relative portion of the total 2014 in-service compensation of our CEO and the average in-service compensation of the four other NEOs serving as executive officers at year end. Their in-service compensation consists of base salary, annual performance based cash compensation, long-term incentive performance-based cash compensation, long-term incentive performance-based equity compensation, other long-term equity compensation in the form of restricted stock units (including special awards in 2014 of restricted stock units to recognize the efforts relating to the ACRP) and other in-service (i.e., non-retirement) compensation.

In addition to incentivizing superior performance, another primary objective of our executive compensation program is retention of our executive officers and our desire to replace them with other high-caliber individuals should that need arise. A competitive pay package is vitally important to these objectives. Accordingly, it has been our practice to establish salaries and benefits, including post-employment benefits, at competitive levels.

Our compensation program allows the Compensation and Human Resources Committee (which we refer to in this section of the proxy statement as the “committee”) and the board of directors to determine pay based on a comprehensive view of factors designed to produce long-term business success. The long-term correlation between our financial results and the compensation awarded to executive officers demonstrates the success of this approach.

The following chart sets forth the total compensation, as reported in the summary compensation table in our annual proxy statements, paid to our CEO for each of the full years he has served as our CEO, as well as our earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A), a primary metric we use to evaluate our performance and one used in determining annual and long-term incentive compensation during this period.

A significant component of our CEO’s total compensation for 2014 was a special grant of restricted stock units awarded to executive officers and other key personnel in recognition of their efforts related to the strategy, planning and management of the ACRP which resulted in the favorable estimation order issued by the bankruptcy court in January 2014 and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses. See “—Changes to compensation program in 2014.” For 2014, approximately 25% of our CEO’s reported total compensation was due to this special award.

(Annex A to this proxy statement sets forth the calculation of adjusted EBITDA-A, which is not a measure under U.S. generally accepted accounting principles. The financial results of GST LLC have not been included in our consolidated financial results since June 5, 2010, when GST filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, because GST LLC continues to be our subsidiary, oversight of this business and its financial results continues to be a responsibility of our executive officers and the financial measures used under our incentive compensation plans include GST LLC’s results, the performance of this business since June 5, 2010 has been separately included in this chart.)

Business highlights

Despite uneven levels of activity in our markets during the year, our growth in 2014 illustrates the value of our participation in diverse markets and geographies. Our performances supports our long term objectives for growth, objectives that will be further supported by significant progress in GST LLC’s asbestos claims resolution process, and a significant improvement in our capital structure.

•	Asbestos claims resolution process: Early in the year, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million, an amount consistent with the position GST LLC took at the 2013 estimation trial in his court and far less than the amount sought by representatives of the asbestos claimants. In his opinion, Judge Hodges noted that the claimants’ estimates of nearly $1.3 billion were based on historic settlement values which “are infected with the impropriety of some law firms and inflated by the cost of defense.” In January, 2015 we and GST LLC agreed with the Future Claimants’ Representative on a revised plan of reorganization. The plan addresses all current and future claims, and we and GST LLC believe it can be approved by the court. While the confirmation of this plan and the final resolution of asbestos claims against GST LC are likely to take many more months, this agreement with the FCR moves us toward conclusion of the case, the formal reconsolidation of GST LLC’s financial results with ours and the ultimate achievement of EnPro’s full potential.

•	Fairbanks Morse Engine: Fairbanks Morse Engine countered a softening outlook for new engine orders from the U.S. Navy with important developments in commercial markets. With consortium partner Westinghouse France, FME agreed to supply 23, 3.5 MWe opposed-piston, diesel engine-generator sets to Electricite de France. These sets will be used for emergency back-up power at 20 of EDF’s nuclear power plants in France. The value of FME’s portion of this work is approximately €89 million. Shipments will primarily occur in 2016 and 2017.

For two decades, FME has provided engines to U.S. Navy and nuclear power markets under licenses from MAN Diesel and Turbo and its affiliates. In 2014, FME expanded the relationship with an agreement to cooperate with MAN in the U.S. power generation market for gas-fired and dual fuel engines, giving FME a competitive offering in an attractive market.

With its partner Achates Power, Inc., FME made significant progress in the design feasibility stage of its work towards improving the commercial viability of FME’s proprietary opposed-piston engine. FME and Achates are exploring ways to reduce emissions and improve fuel efficiency in an engine design that has proven reliable over many decades in critical standby and emergency power applications.

•	Our capital structure: We made substantial changes to our capital structure for the first time since 2005, a sign of the strengthening perception of EnPro in capital markets. We completed our first ever bond offering with the issuance of $300 million 5.875% senior notes due 2022. We used a portion of these funds to purchase $51.3 million of our outstanding convertible debentures and to contribute $48 million to our pension plans. The purchase of the convertible debentures followed a series of exchanges earlier in the year of common stock for $97.7 million of the debentures. We also increased our senior secured revolving credit facility to $300 million and changed the terms of the facility from one backed by our assets to one based on our cash flows. This new capital structure enables EnPro to pursue strategic acquisitions, to begin paying dividends and to buy back our own shares.

•	Acquisitions and divestitures: We added several complementary products with the completion of three acquisitions and we divested a business that no longer fits our strategic direction. Stemco acquired the interest of its joint venture partner in Stemco Crewson, a business that produces brake products for heavy-duty trucks. The Garlock family expanded geographically with the addition of Strong-Tight, a small Taiwan-based manufacturer of gasket and sealing products, and the Technetics Group acquired Fabrico, a supplier of components for the combustion and hot path sections of industrial gas and steam turbines. We divested Garlock Rubber Technologies, a supplier of conveyor belts and rubber sheet products. Although GRT was a profitable business, we determined we were not the best or most appropriate long-term owner of the business. The proceeds from the sale of GRT will allow us to invest in other areas, more consistent with our growth strategies.

Shareholder engagement

We routinely engage in a wide-ranging dialogue with numerous shareholders, included regular conversations with many of our largest shareholders. We carefully consider the diverse views expressed by shareholders who provide us with feedback and made significant changes to our compensation program in 2013 following the input from our shareholders. These changes included redesigning our long-term incentive compensation plan which measures and rewards performance based on the equity value we create.

The committee typically establishes incentive compensation opportunities each February. Accordingly, the compensation program and incentive compensation awards for 2014 were set in February 2014, before the favorable shareholder advisory vote on compensation at the 2014 annual meeting in May 2014. As a result, the committee did not consider the vote in structuring compensation awards for 2014.

Changes to compensation program in 2014

The 2014 compensation program was substantially similar to the 2013 program, with one exception. In 2014 we awarded a special grant of restricted stock units to executive officers and other key personnel in recognition of their efforts related to the strategy, planning and management of the ACRP, which resulted in the order issued in January 2014 by the bankruptcy court estimating the liability for present and future mesothelioma claims against GST LLC at $125 million, consistent with the positions GST LLC put forth at trial, and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses.

The restricted stock units awarded under the special grant were equal to twice the number of restricted stock units awarded in 2014 under the committee’s historical practice. The committee’s historical practice splits target long-term compensation grants equally among incentive awards payable in cash, incentive awards payable in shares and restricted stock units. The special grant restricted stock units awarded in 2014 vest three years after the date of grant.

For our long-term incentive compensation awards made in 2014, the committee continued the plan design first employed in 2013 which compares the company’s calculated growth in equity value per share over the three-year performance period to a defined target return. The committee believes that this plan design holds management accountable for not only earnings growth, but also the quality of any investments. It aligns management’s interests with those of shareholders by rewarding performance that, over time, is correlated with share price appreciation.

This plan design, which focuses on growth in equity value per fully diluted share, is in some ways similar to a total shareholder return measure; however, unlike a formula based solely on total shareholder return, payouts under the equity value plan are not subject to broader movements in the stock market, which are outside of management’s control. In adopting this standard for the long-term incentive plan, the committee was also mindful that interim developments in the ACRP may result in significant volatility in the company’s stock price. The timing of events in the ACRP could substantially distort long-term incentive compensation payable under a formula based solely on total shareholder return measured as of a specific date and create incentives not in the best long-term interests of the company and its shareholders.

Compensation practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The committee’s primary function, as delegated to it by our board, involves overseeing the appropriateness and cost of our compensation programs, particularly the program for executive officers.

The role of the executive officers

In reviewing the compensation of the CEO and the other executive officers, the committee is advised by its independent executive compensation consultant and our human resources staff. The committee requests and considers proposals by the CEO as to the appropriate levels of salary and incentive award opportunities for all executive officers other than himself. The committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

To set performance measures and levels for our annual and long-term incentive plans, our executive officers review the forecasts for each of our operating units, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting for each factor in the calculation of the overall incentive awards, and threshold, target and maximum payout levels appropriate for each of the performance measures we choose.

The committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the committee does not delegate any of its decision making authority to executive officers or other members of management.

The role of the executive compensation consultant

The committee has engaged Pearl Meyer & Partners to serve as its independent executive compensation consultant. At the committee’s request, Pearl Meyer & Partners does not provide any services to our company other than the assistance it provides to the committee.

The executive compensation consultant reports directly to the committee on all work assignments from the committee. In carrying out its assignments and with the approval of the committee, Pearl Meyer & Partners also interacted with management when necessary and appropriate. Specifically, our General Counsel, who serves as acting head of the human resources function of our company, interacted with Pearl Meyer & Partners to provide compensation and performance data. In addition, Pearl Meyer & Partners, in its discretion, sought input and feedback from our CEO and our Chief Financial Officer regarding its work product prior to presenting such work product to the committee to confirm the work product’s alignment with our business strategy.

Pearl Meyer & Partners’ work for the committee with respect to 2014 compensation decisions included:

•	analyzing the competitiveness of our executive compensation programs in the fall of 2013, which included a benchmarking study comparing the compensation paid to our top executives to their counterparts at peer companies;
•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing the competitiveness of director compensation; and

•	assisting in the preparation of our proxy statement.

The independence of the executive compensation consultant

The committee has concluded that its compensation consultant, Pearl Meyer & Partners, is independent and does not have a conflict of interest in its engagement by the committee. In making this conclusion, the committee considered a number of factors, including that Pearl Meyer & Partners provides no services to EnPro other than the executive and director compensation advisory services to the committee and that, outside of the engagement; none of the individuals on the Pearl Meyer & Partners team assigned to the engagement has any business or personal relationship with members of the committee or with any of our executive officers.

Compensation program design

Our executive compensation program reflects our corporate policies for executive compensation and stock ownership, which are described below. In designing a compensation program to achieve the objectives of those policies, the committee considered executive compensation and market competitiveness studies described below, internal pay fairness, and comprehensive compensation histories for each of the executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments). In addition, the committee considered the impact of tax and accounting rules, whether the structure of our compensation programs create an incentive for taking excessive risk, and continued uncertainty about the pace of an economic recovery in the company’s markets.

The following table highlights key features of our executive compensation program, including the compensation practices the committee has implemented to drive performance, encourage executive retention and align executive and shareholder interests. We also identify certain compensation practices that the committee has not implemented because it does not believe they would serve our shareholders’ long-term interests.

What we do

✓          We make variable performance compensation a significant component of each executive officer’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility.

✓ We balance short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results.
✓ We require meaningful stock ownership and retention at levels that increase with responsibility.
✓ The committee uses an independent executive compensation consultant which reports directly to the committee and does not provide any services to our company.
✓ We have a clawback policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.
What we don’t do
X No hedging transaction on our stock is permitted.
X No special perquisites are provided to any employee. Since 2006, we have provided only minimal perks.
X No vesting period of less than three years for time-based equity awards is permitted under our equity incentive plan.
X No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity incentive plan.

Policies regarding executive compensation

The committee’s policy makes variable compensation a significant component of each executive officer’s total compensation. In addition, the more responsibility an executive has, the higher is his or her variable compensation as a percentage of his or her total compensation. The term “variable compensation” refers to amounts that vary in amount depending on performance — poor performance leads to little or no awards while superior performance leads to superior payouts. In designing our variable compensation programs and in establishing performance targets, the committee seeks to incentivize continuous improvement in measures important to both our annual and long-term business plans.

The committee’s policies aim at aligning management’s interests with those of our shareholders. The committee systematically includes some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize long-term shareholder value over short-term gain.

When setting targeted in-service compensation for each of our executive officers, the committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant. These groups are discussed below.

Stock ownership and retention requirements

Our stock ownership requirements mandate that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of base salary. We increased these multiples in 2012. The applicable multiple rises with the officer’s level of responsibility. The minimum ownership levels are 5.0 times base salary for our CEO and 2.5 times base salary for all NEOs other than the CEO, and the minimum levels for the other executive officers range from 0.75 times to 1.5 times base salary. Consistent with this policy, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award.

After becoming an executive officer, an individual has five years to reach the minimum level required for stock ownership. Individuals who were officers in 2012, when we increased the multiples, have five years from the increase to reach the higher level. If the executive officer fails to maintain the required level of ownership, the executive officer is required to retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units are counted toward the minimum ownership level only after the restrictions lapse.

We examine compliance with this policy in connection with our board of directors meeting held in February of each year. As of February 18, 2015, the date of our February 2015 committee meeting, all of our named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Anti-hedging policy

We have adopted a policy prohibiting employees, officers and directors from engaging in any hedging or monetization transactions with respect to the company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Clawback policy

The committee has adopted a clawback policy that allows for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results. This would include annual cash incentive awards under our annual incentive performance plan and cash or equity-based incentive awards under our long-term incentive performance plan. If, in the committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the committee will, to the extent permitted by law, seek recovery from that executive officer of performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Market competitiveness analyses

In 2013, in connection with evaluating target compensation levels to be set for 2014, the committee referenced a benchmarking study that had been prepared by its independent executive compensation consultant, Pearl Meyer & Partners, in 2012. This study compared our executive officers’ salaries, target annual incentive plan awards and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The study used compensation data from a published survey and for a peer group consisting of 16 manufacturing companies within the industrials sector. Annual revenues of the peer companies ranged from $471 million to $2.6 billion, with median revenues of $1.24 billion. The market value for the peer companies at the time of the 2012 study ranged from $536 million to $3.3 billion, with median market value of $2.0 billion.

Oversight of GST LLC, our subsidiary which has not been included in our consolidated results since it commenced the ACRP proceedings in 2010, continues to be a responsibility of our executive officers. For this reason, we include GST LLC’s net sales to third parties (which were $215.9 million for the year ended December 31, 2014) with our consolidated revenues to determine our size relative to our peers. (As noted above, the financial results of GST LLC have not been included in our consolidated financial results since June 5, 2010, when GST filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims.) The peer group of companies was as follows:

• Actuant Corporation	• Barnes Group, Inc.

• Circor International, Inc.	• Clarcor, Inc.

• Colfax Corporation	• Crane Co.

• Curtiss Wright Corp.	• Graco Inc.

• IDEX Corporation	• Kaydon Corporation

• Nordson Corporation	• Robbins & Myers, Inc.

• Trimas Corporation	• Woodward, Inc.

• Mueller Water Products, Inc.	• Watts Water Technologies, Inc.

We believe that for executive compensation purposes, the relative size and complexity of a company, not the specific category of products manufactured, is more important for compensation comparisons. We believe this peer group and the broader survey group are relevant for this purpose because we believe these types of companies are pertinent competitors for management personnel.

Pearl Meyer & Partners prepared a new benchmarking study in October 2014. The peer group for this 2014 study was the same as the 2012 study, other than Kaydon Corporation and Robbins & Myers, each of which had been acquired since the 2012 study was performed. This 2014 study was used by the committee in connection with evaluating target compensation levels set for 2015.

The committee’s executive compensation consultant advised the committee regarding the specific compensation elements we awarded to each of our executive officers as compared to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group. Based on that analysis and the comparisons to the relevant medians of the peer group and survey group, Pearl Meyer & Partners advised the committee with respect to the named executive officers regarding adjustments to base salary, annual incentive award and long-term incentive award. The committee uses peer and survey compensation data to evaluate the reasonableness and competitiveness of the compensation programs and target compensation levels for executive officers.

Evaluation of incentives for excessive risk

In establishing the structure and levels of executive compensation, the committee keeps in mind the potential for creating incentives that encourage management to take unnecessary or excessive risks. To discourage taking such risks, the committee seeks to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation, and the level of in-service and post-retirement benefits. The committee has specifically evaluated the company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

Compensation analysis

The following section discusses and analyzes each element of our executive compensation program, including long-term incentive plan, or LTIP, awards made in 2012 and paid out for the 2012-2014 cycle, and LTIP awards made in 2014 for which scheduled payouts would not occur until 2017.

Annual performance incentive plan awards

The committee makes annual incentive compensation awards under plans designed to provide executive officers a personal financial incentive to help us reach annual business goals. We refer to these plans as the annual performance plans or annual plans.

Annual performance incentive plan awards for Mr. Macadam were made under our senior executive annual performance plan, which our shareholders approved in 2012. Annual performance incentive awards for Mr. Pease and Mr. McLean were made under a plan in which other corporate officers participate which uses identical measures and target levels but permits adjustments for unusual items. Such adjustments are not permitted under our senior executive annual performance plan.

Annual performance incentive plan awards for Mr. Walker, Mr. Cox and Mr. Herold were made under a similar plan for division personnel. One-half of their awards is based on the same corporate-wide performance measures and weightings applicable to the other NEOs. The remaining one-half is based on performance measures applicable to their respective divisions. The annual performance incentive award granted to Mr. Walker in 2014 was made when he served as president of both the Compressor Products International division and the Engineered Products segment, prior to his appointment in November 2014 as Senior Vice President and Chief Operating Officer.

Under our annual plans, we grant awards in which the amount of the payment is based on relevant performance against specified threshold, target and maximum levels. Performance below the threshold level results in no payout. Performance at or above the threshold level results in a payout at 200% of the target payout amount of the award. However, achieving the threshold level of performance does not assure that an executive officer will receive this maximum incentive payout, because the committee has retained “negative discretion.” This discretion allows the committee to reduce the payout based upon its assessment of the company’s performance (and, for Messrs. Walker, Cox and Herold, also the performance of the relevant divisions) in light of the goals set for the target and maximum levels. In setting these levels, the committee anticipated exercising its negative discretion to reduce annual incentive payments if performance does not reach the maximum level. In such a circumstance, payments to executive officers would be reduced to levels consistent with past practice — that is, absent unusual circumstances, payouts at a target level of performance would likely be in the range of 100% of the target payout and payouts at a threshold level of performance would likely be in the range of 50% of the target payout.

For 2014, the performance measures and weightings for the senior executive annual performance plan were as follows:

Adjusted operating income	50%
Adjusted return on invested capital	50%

For 2014, the performance measures and weighting for the divisional component of the annual performance plan in which Messrs. Walker, Cox and Herold participated were as follows, in each case with respect to the performance of the relevant divisions:

Adjusted operating income (division)	50%
Adjusted return on invested capital (division)	50%

For 2014, the committee selected these performance measures because they are the critical measures we use in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The committee selected these performance measures, set the performance goals and awarded the corresponding incentive opportunities after taking into account management’s recommendation.

These company-wide and divisional performance measures are discussed in greater detail in the following paragraphs. Because oversight of our GST LLC subsidiary and its financial results continues to be a responsibility of our executive officers, in establishing and measuring financial metrics under the annual plans (and all other incentive compensation plans) we include GST LLC’s results with our results as though it were consolidated.

Adjusted operating income

Adjusted operating income is an important measure of our profitability. The committee includes adjustments in this measure to eliminate the impact of asbestos expense, LIFO adjustments and certain selected expense and income items that do not reflect normal operating conditions. These adjustments are included because the committee believes they result in a more accurate measure of the operating performance of our businesses.

Adjusted return on invested capital

The committee selected adjusted return on invested capital as a performance measure because we believe it is a comprehensive measure of the performance of our assets relative to our investment and measures our ability to generate earnings in relation to the investment required to generate those earnings.

The following table presents the 2014 financial goals under the senior executive annual performance plan that corresponded to threshold, target and maximum levels, and our actual 2014 performance and payout percentages with respect to each goal after the committee exercised its negative discretion. The specific division financial goals of the annual plan in which each of Messrs. Walker, Cox and Herold participated and divisional performance results are not included in this proxy statement because we believe that public disclosure of this confidential information would cause competitive harm to these businesses. At the time these specific division goals were set, the committee deemed the target levels set for each of the metrics to be reasonable “stretch” goals, with a maximum payout possible only in the event of superior performance.

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions)
Adjusted operating income(1)	$146.6	$166.8	$195.9	$156.4	74.3%
Adjusted return on invested capital(1)	16.0%	17.8%	20.5%	17.4%	88.2%

(1)	Adjusted operating income and adjusted return on invested capital are not financial measures under GAAP. Adjusted operating income is calculated by taking each operating division’s operating income and adding back asbestos expense, LIFO adjustments and certain selected expenses that do not reflect normal operating conditions and subtracting certain selected income items that do not reflect normal operating conditions. Adjusted return on invested capital is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization and asbestos expense, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. For the corporate calculations, corporate administrative expenses are subtracted from the sum of the operating segments’ adjusted operating income.

(2)	The payout percentages reflect the committee’s exercise of negative discretion, as described below.

The plan payouts at the target performance level, as a percentage of base salary, for the named executive officers were as follows:

Target Payout, as Percentage of Salary
Macadam	105
Pease	65
McLean	55
Walker	55
Cox	55
Herold	55

Mr. Macadam’s employment agreement provides that the target award level for his annual incentive awards be set at 100% of his salary. Beginning in 2013, the committee increased the target award level for his annual incentive award to 105% of his salary in recognition of his efforts. The committee set the target award levels for the other named executive officers based on its historical levels of such awards, its review of the Pearl Meyer & Partners market studies and management recommendations.

The performance goals were developed by the committee by combining a top-down estimate of performance for the year based on management’s expected economic growth in relevant markets, with a bottom-up, strategic review and forecast of each division’s performance as part of the budgeting process. The committee then evaluated these internal performance estimates against market expectations of performance. For the past several years, the target-level corporate performance goals established by the committee as a result of this process have exceeded actual performance levels.

For operating performance, the performance levels set for 2014 reflected the Company’s expectations that it would record a slight increase in profitability during the year. However, overall operating performance in 2014 was restricted by weak rates of growth in certain markets and declines in demand in others, which offset better than expected performance by certain of our divisions. As a result, overall adjusted operating income was only 74.3% of the target level and overall adjusted return on invested capital was only 88.2% of the target level. Performance of our divisions in 2015 varied, with the respective divisions for Mr. Walker achieving performance on average between the threshold and target levels, the respective division for Mr. Cox achieving performance between target and maximum levels, and the respective divisions for Mr. Herold achieving performance on average between the threshold and target levels.

Even though overall performance levels (and divisional performance levels for Messrs. Walker, Cox and Herold) exceeded the threshold levels which, under the annual performance plans, would provide for payouts at 200% of the target amount, the committee exercised its negative discretion to reduce payouts. The reduction reflects performance below the target level, and accordingly, the committee reduced the payout for each measure to a level consistent with actual performance. Messrs. Macadam, Pease and McLean received payouts of 81.25% of the target levels, and Messrs. Walker, Cox and Herold received payouts ranging from 73.24% to 102.60% of target levels.

The dollar amount of these payouts under the annual performance plans to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table.

Long-term compensation

Awards made for 2012-2014 cycle

Each year the committee has granted long-term compensation to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officers with a long-term stake in our success, we believe these awards serve as a significant retention tool.

In 2012, the committee determined that half of the target long-term compensation granted to each NEO then employed by us would be in the form of a long-term incentive performance (or, LTIP) award payable in cash and that the remaining half of target long-term compensation would be an equity award that included both an LTIP award payable in shares and an award of restricted stock units as follows:

•	70% of the equity award to be an LTIP award of performance shares, and

•	30% of the equity award to be paid in time-vested restricted stock units, which vested in February 2015.

The amount of cash for a cash LTIP award payable, and the number of shares for an LTIP award of performance shares deliverable, are based on our performance against selected financial goals over a three-year period. For our LTIP award opportunities, we set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at the threshold level results in a payout at one half of the amount at the target level and performance at the maximum level or above results in a payout of twice the amount set for the target level. We extrapolate to determine the payout for performance between these levels. Pursuant to our long-term incentive compensation plan, performance levels are adjusted to account for dispositions, acquisitions and other corporate restructuring transactions. The committee makes the LTIP awards under our long-term incentive plan which our shareholders most recently approved in 2012.

In 2012, the committee established the following performance measures and weightings for both the cash LTIP awards and the LTIP awards in the form of performance shares:

EBITDA before asbestos	50%
Adjusted earnings per share	50%

The 2012-2014 cycle performance goals that corresponded to the threshold, target and maximum payout levels were set assuming continuous improvement from prior levels. They are set out in the following table, along with our actual cumulative performance during the 2012-2014 cycle and the resulting plan payout level as a percentage of target with respect to each performance goal:

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %(2)
	(dollars in millions, except per share amounts)
EBITDA before asbestos(1)	$648.0	$762.0	$876.0	$675.2	61.9%
Adjusted earnings per share(1)	$13.30	$15.64	$17.99	$13.53	54.9%

(1)	EBITDA before asbestos and adjusted earnings per share are not financial measures under GAAP. EBITDA before asbestos is earnings before interest, taxes, depreciation, amortization and asbestos expenses and is adjusted for selected items. Adjusted earnings per share is earnings per share adjusted to exclude the after-tax impact of asbestos related expenses and other selected items.

(2)	Because the performance measures were equally weighted, the total payout percentage is the average of the percentages shown.

When the committee set the target levels for the performance measures in 2012 for the 2012-2014 performance cycle, we had anticipated an improving global economic recovery during that period, with the target levels of the performance measures for that cycle set significantly higher than target levels set for the 2011-2013 performance cycle. Softer-than-expected performance, particularly over the final two years of the performance cycle, resulted in our EBITDA before asbestos and adjusted earnings per share each being between the threshold and target levels. This resulted in a payout for the 2012-2014 cycle of 58.5% of the target level.

The dollar amount of the cash LTIP payouts to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table. The portion of the restricted stock units awarded in 2012 that vested in 2015 is included in the table in “Executive compensation — Option exercises and stock vested.”

Awards granted in 2014

At its February 2014 meeting, the committee authorized the grant of long-term compensation awards to executive officers for the 2014-2016 performance cycle. At this meeting, the committee initially determined that one-third of the target long-term compensation to each executive would be in the form of an LTIP award payable in cash, one-third would be an LTIP award in the form of performance shares and payable in shares and the remaining one-third would be an award of time-vested restricted stock units.

In addition, the committee authorized special grants of restricted stock units awarded to executive officers and other key personnel in recognition of their efforts related to the strategy, planning and management of the ACRP which resulted in the favorable estimation order issued by the bankruptcy court in January 2014 and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses. The amount of the special grant was equal to twice the number of restricted stock units awarded in 2014 as part of the committee’s initial determination to divide long-term compensation awards equally among long-term incentive awards payable in cash, long-term incentive awards payable in shares and restricted stock units. The terms of the restricted stock units comprising this special grant were the same as the other restricted stock units awarded in 2014.

The committee believes that both types of long-term incentive compensation — an LTIP award payable in cash and an LTIP award in the form of performance shares — align officers’ long-term interests with those of our shareholders, and that the specific target mix between the type of the awards is appropriate to increase management’s ownership stake in our company and to recognize the efforts relating to the ACRP. The committee elected to award a substantial portion of long-term compensation in the form of time-vested restricted stock units to help ensure retention.

For our long-term incentive compensation awards made in 2014, the committee continued the plan design first employed in 2013 which compares the company’s calculated growth in equity value per share over the three-year performance period to a defined target return. It aligns management’s interests with those of shareholders by rewarding performance that, over time, is correlated with share price appreciation. The committee believes this plan design holds management accountable for not only earnings growth, but also the quality of any investments.

This plan design, which focuses on growth in equity value per fully diluted share, is in some ways similar to a total shareholder return measure. Unlike a formula based solely on total shareholder return, payouts under the equity value plan are not subject to broader movements in the stock market, which are outside of management’s control. In adopting this standard for the long-term incentive plan, the committee was mindful that interim developments in the ACRP may result in significant volatility in the company’s stock price. The timing of such events could substantially distort long-term incentive compensation payable under a formula based solely on total shareholder return measured as of a specific date and create incentives not in the best long-term interests of the company and its shareholders.

The calculated equity value is based in part on a multiple (8x for 2014) of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt, and includes GST LLC on a pro forma basis as if that subsidiary were included in our consolidated financial results. The adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include restructuring charges; asset impairments; all expenses and charges related to discontinued operations, including environmental reserve adjustments for discontinued operations; fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions; extraordinary items; and pension expense.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on timing of the completion of the acquisition or disposition, as well as equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

Adjusted net debt is determined by subtracting cash and marketable securities and the amount of any cash dividends paid during the three-year period from the sum of third-party debt and pension liabilities.

The growth in equity value per share is measured over the period by comparing (a) the quotient of (i) the difference between the multiple of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses for the year ended December 31, 2013 minus adjusted net debt as of December 31, 2013 (ii) divided by the fully diluted common shares at December 31, 2013 to (b) the quotient determined for those same items for the year ending and as of December 31, 2016.

The target return is determined by adding a risk premium (for 2014, 5.5%) to the average 10-year Treasury bond yield for the three-year period.

The compound annual growth rate (or, “CAGR”) of the growth in the calculated equity value over the three-year period divided by the target return determines the amount of the LTIP payout, as shown in the chart below:

Calculated equity value CAGR / target return	LTIP payout (% of target award)
0.50	50%
1.00	100%
1.35	200%
1.70	300%

Actual performance that falls between the established levels will yield a proportional payout. No payment is made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.50.

The following graphical presentation illustrates the calculation of the metric used for the 2014 LTIP awards:

The following table sets forth for each of the named executive officers the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award made in the form of performance shares, along with the number of restricted stock units awarded in 2014, other than awards of restricted stock units made in connection with our management stock purchase deferral plan described below (see “— Retirement and other post-termination compensation — Deferred compensation and management stock plans”):

	Target Payout		Restricted Stock Units
	Cash LTIP	Performance Shares
Macadam	$566,667	7,874	23,622
Pease	$175,760	2,442	7,326
Walker	$95,200	1,323	3,969
Cox	$92,877	1,290	3,870
McLean	$90,383	1,256	3,768
Herold	$100,668	1,399	4,197

The committee believes that awards of restricted stock units further the goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. The restricted stock units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units vest earlier in the event of death, disability or a change in control of the company. In the event of retirement, generally one-third of the restricted stock units vest if retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date and two-

thirds vest if retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date. As described above, in addition to annual awards of restricted stock units equal to one-third of the target long-term compensation, the committee granted additional special awards to the executive officers of twice that amount in recognition of their efforts related to the ACRP.

The grant date fair value of the target level payout of performance shares for LTIP share opportunities awarded in 2014 and the grant date fair value of the restricted stock units awarded in 2014, in each case as determined under FASB ASC Topic 718, are included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

Base salary

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. In 2014, the committee increased Mr. Macadam’s base salary by approximately 3%, which was the first increase in his salary since he was hired in March 2008. With respect to the other named executive officers, the committee made adjustments to base salaries in 2014 from the levels set in 2013, with base salary increases for these named executive officers averaging 7.7% and ranging from 4% to 15%. In addition, in November 2014, the committee further increased Mr. Walker’s base salary by 25% in connection with his appointment as Chief Operating Officer.

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

Other in-service benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and other post-termination compensation

401(k) Plan

We sponsor a 401(k) plan in which our executive officers participate on the same basis as other salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual incentive compensation), up to the annual limit set by the

IRS. Each plan participant directs how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested.

Deferred compensation and management stock plans

We provide a non-qualified, deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan allows for matching contributions, at the same rate and subject to the same aggregate limit under the 401(k) plan that cannot be made in the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation, with deferred amounts credited to accounts based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred, with a three-year vesting period and payable in shares of common stock at the same time the related annual incentive deferrals are payable. This plan began with respect to annual incentive compensation earned for performance in 2013, with restricted stock unit awards with respect to these deferrals being granted in 2014. The amount of 2014 annual incentive compensation deferred pursuant to this plan is included in the amount of Non-Equity Incentive Plan Compensation reflected in column (g) (see footnote 2) of the summary compensation table and the grant date fair value of the restricted stock units awarded in 2014 with respect to 2013 incentive compensation deferrals, as determined under FASB ASC Topic 718, is included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

These plans are unsecured, and the participants’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under these plans, and with respect to the management stock purchase deferral plan such risk includes changes in the value of our common stock.

Pension and defined benefit restoration plans

Our executive officers who were hired and were aged 40 prior to 2006, like many of our salaried employees, continue to participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). This pension plan was closed to new participants, and participation was frozen for participants who were not 40 years of age in 2006. Of the named executive officers, only Mr. Cox continues to accrue benefits under the defined benefit pension plan. For salaried employees, including Messrs. Macadam, Pease, McLean and Herold, who were hired after the pension plan was closed to new participants, and Mr. Walker, who was younger than 40 in 2006 and whose benefits under the pension plan were frozen in 2006, we instead make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan, with any amount in excess of permitted 401(k) contributions being made to the deferred compensation plan.

In addition, we provide our executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan to give them the benefits they would have received under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We were required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation. Of the named executive officers, only Mr. Cox participates in the defined benefit restoration plan.

Double-trigger change-in-control agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To attract qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them. In addition, we view management continuity agreements for our executive officers as an important part of a competitive executive compensation package. In establishing the terms of these agreements, we looked at similar arrangements established by peer companies and by our former corporate parent. Our inclusion of particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes for agreements entered into prior to 2009, reflected our subjective judgment regarding the terms offered in comparable agreements by peer companies and the desire to offer competitive arrangements.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). The length of the period was set based on the relative responsibilities of the executive officers. The period is three years for Mr. Macadam and two years for the other executive officers. If during this continued employment period we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive compensation — Potential payments upon termination or change in control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy

We have written severance policies under which we provide severance benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of completed months in each performance cycle. The period was set based on the relative responsibilities of the executive officers. The period is 24 months for our CEO and 12 months for our other executive officers. An executive officer may not receive any payments under the severance policy if the executive officer is entitled to receive payments under the change-in-control continuity agreements described above.

We maintain this severance policy because we believe that such a policy is consistent with market compensation packages for executive officers and therefore is an important component of a competitive compensation package.

Changes to compensation program in 2015

For the compensation program for 2015, the committee employed the same general compensation design used in 2014, with two exceptions. First, the committee did not make special grants of restricted stock units in 2015 as it had in 2014. The committee granted these awards of restricted stock units to executive officers and other key personnel in 2014 as special recognition of their efforts related to the ACRP and in operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. Accordingly, these special awards were not intended to be an ordinary component of the compensation program Second, the committee also adjusted the allocation of target long-term compensation grants among incentive awards payable in cash, incentive awards payable in shares and restricted stock units. Historically (disregarding the special restricted stock unit awards in 2014), the committee has split the target long-term compensation grants equally between these three types of awards. For awards made in 2015, the committee granted 40% of the target long-term compensation in the form of restricted stock units, 30% in the form of incentive awards payable in cash and the remaining 30% in the form of incentive awards payable in shares.

Executive compensation

The following information relates to compensation paid or payable for 2014 to:

•	our CEO;

•	our CFO;

•	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2014; and
•	one former executive officer who was not serving as an executive officers as of December 31, 2014.

We have also included information relating to compensation for 2013 and 2012 for the named executive officers who were also named executive officers in those years.

Summary compensation table

The following table sets forth for the named executive officers:

•	their names and positions held in 2014 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));
•	the change for 2014 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Stock Awards ($)(1) (e)	Stock Options ($) (f)	Non-Equity Incentive Plan Comp.($)(2) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings($)(3) (h)	All Other Comp.($) (4) (i)	Total($) (j)
Stephen E. Macadam	2014	843,269	—	2,342,951	—	1,202,039	—	173,281	4,561,540
President and Chief Executive Officer	2013	825,000	—	1,220,452	—	2,026,973	—	92,233	4,164,658
	2012	825,000	—	824,987	—	2,116,275	—	184,813	3,951,075

Alexander W. Pease(5)	2014	401,400	—	701,635	—	370,890	—	45,528	1,519,453
Senior Vice President	2013	390,000	—	561,802	—	637,855	—	42,302	1,631,959
and Chief Financial Officer	2012	386,538	—	356,696	—	819,446	—	60,721	1,623,401

Kenneth D. Walker(6)	2014	341,384	—	380,124	—	197,348	28,696	41,777	989,329
Senior Vice President and Chief Operating Officer	2013	294,038	—	461,178	—	287,957	—	63,491	1,106,664

Jon A. Cox	2014	334,646	—	376,605	—	246,821	324,990	37,195	1,320,256
Division President, Stemco Group and Chief Innovation and Information Officer

Robert S. McLean	2014	311,192	—	369,709	—	173,725	—	31,705	886,331
Vice President, General Counsel and Secretary

Dale A. Herold(7)	2014	351,298	—	100,490	—	223,730	—	1,064,430	1,739,948
Former Chief Customer Officer and Division President, Garlock	2013 2012	333,077 317,731	— —	193,069 749,533	— —	454,896 359,167	— —	31,170 55,229	1,012,213 1,481,660

(1)

The equity component of the annual long-term compensation awards made in 2014 was, in general, subdivided as follows: 25% of the award was made in performance share award opportunities and 75% was made in restricted stock units, two-thirds of which were made as special grants to the executive officers in recognition of their efforts related to the strategy, planning and management of the ACRP which resulted in the favorable estimation order issued by the bankruptcy court in January 2014 and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses. The reported value of these awards has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units, the only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or retirement. For awards of performance shares, we assumed the number of shares based on the target level of performance. Assuming maximum payouts under the performance shares, which are 300% of the target levels, the amounts reported above for the restricted stock units and performance shares for 2014 would be as follows: Mr. Macadam, $3,474,130; Mr. Pease, $1,052,453; Mr. Walker, $570,187; Mr. Cox, $561,926; Mr. McLean, $550,146; and Mr. Herold, $617,379. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2014 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)	For 2014, these amounts consist of amounts earned under our annual performance incentive plans and cash awards earned under our LTIP for the performance cycle ending in 2014. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award	Total
Macadam	$719,414	$482,625	$1,202,039
Pease	228,296	142,594	370,890
Walker	137,678	59,670	197,348
Cox	182,178	64,643	246,821
McLean	139,064	34,661	173,725
Herold	149,142	74,588	223,730

Pursuant to our management stock purchase deferral plan, the following named executive officers deferred receipt of the following amounts payable to them under our annual performance incentive plans: Mr. Macadam, $359,707; Mr. Pease, $13,698; Mr. McLean, $48,672; and Mr. Herold, $37,285.

(3)	For 2014, these amounts consist of the following (total amounts that are negative are included as $0 in the Summary Compensation Table):

Increase in Actuarial Present Value Under
	Pension Plan	Restoration Plan	Total
Macadam	—	—	—
Pease	—	—	—
Walker	$28,696	—	$28,696
Cox	171,183	153,807	324,990
McLean	—	—	—
Herold	—	—	—

(4)	For 2014, these amounts consist of the following:

	401(k) plan*	Amounts paid for umbrella liability insurance	Non-qualified deferred compensation plan match	Other**	Total
Macadam	$20,165	$626	$152,490	—	$173,281
Pease	20,800	431	24,297	—	45,528
Walker	20,800	431	20,546	—	41,777
Cox	17,500	431	19,264	—	37,195
McLean	14,153	431	17,121	—	31,705
Herold	20,800	431	20,668	$1,022,531	1,064,430

*	For Mr. Macadam, includes a matching 401(k) contribution of $15,600 and an employer 401(k) contribution of $4,565. For Mr. Pease, includes a matching 401(k) contribution of $15,600 and an employer 401(k) contribution of $5,200. For Mr. Walker, includes a matching 401(k) contribution of $15,600 and an employer 401(k) contribution of $5,200. For Mr. Cox, includes a matching 401(k) contribution of $17,500. For Mr. McLean, includes a matching 401(k) contribution of $8,953 and an employer 401(k) contribution of $5,200. For Mr. Herold, includes a matching 401(k) contribution of $15,600 and an employer 401(k) contribution of $5,200.

**	For Mr. Herold, the amount includes payment of $1,012,531 relating to the forfeiture of outstanding restricted stock units or restricted shares, which includes the restricted stock units awarded in 2014 and included in column (e) of the table, and a lump sum payment of $10,000 in lieu of outplacement services.

(5)	On February 18, 2015, Mr. Pease resigned as Senior Vice President and Chief Financial Officer of the Company effective on March 31, 2015.

(6)	Mr. Walker was appointed Senior Vice President and Chief Operating officer in November 2014, having served as both Segment President, Engineered Products and Division President, Compressor Products International prior to that appointment.

(7)	Mr. Herold resigned as an officer on November 6, 2014, but continued as an employee through December 31, 2014. In connection with Mr. Herold’s resignation, we entered into an agreement with him pursuant to which we agreed to continue payment of his base salary and COBRA health insurance for a one-year period after the cessation of his employment, a pro rata payment of outstanding LTIP awards for performance cycles ending after December 31, 2014 to be made when performance and amounts are determined for other recipients of similar awards for those performance cycles, payment of an amount based on the closing price per share of the Company’s common stock on the New York Stock Exchange on November 7, 2014 and the forfeiture of all outstanding restricted share and restricted stock unit awards, payment with respect to amounts deferred under the Company’s Management Stock Purchase Deferral Plan and payment in lieu of outplacement services.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three-year long-term incentive cycles. The officers do not actually earn any performance shares unless we achieve performance at a specified threshold level, and the number of shares they actually earn will be based on the level of performance. The value for these awards included in the table assumes that performance will be achieved at the target level. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of plan-based awards — LTIP awards.”

In February 2015, we paid out awards under our LTIP (comprised of LTIP cash awards and performance shares) for our long-term performance cycles ending in 2014. For awards made to our executive officers, these LTIP awards were granted in February 2012 for the 2012-2014 performance cycle. We paid each award based on achievement of performance goals the Compensation Committee set in early 2012. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2014. The payment for 2014 associated with LTIP awards payable in cash to the named executive officers appears in column (g) of the summary compensation table (see footnote 2 for the exact amounts). As described above, for 2014 column (e) reflects the grant date fair value, determined in accordance with the rules and regulations of the SEC, with respect to restricted stock units and performance share opportunities awarded in 2014.

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see footnote 2), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.”

Employment agreement

In connection with our recruitment of Mr. Macadam as our President and Chief Executive Officer, on March 10, 2008 we entered into an employment agreement with Mr. Macadam to establish the terms of his employment. The employment agreement provides for a minimum annual salary of $825,000. The employment agreement also provided for initial awards, upon commencement of employment, of stock options and restricted stock, but does not provide for any subsequent equity awards.

The employment agreement provides that Mr. Macadam will be eligible to participate in our annual incentive plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary, and in our LTIP, in the discretion of our board of directors, at levels comparable to and competitive with the long-term incentive awards granted to the CEOs of similarly sized diversified manufacturing companies, meets standards of internal and external pay fairness, complies with existing legal and regulatory requirements, is consistent with our compensation objectives, meets the approval of our independent compensation consultant, and appropriately rewards performance that enhances shareholder value and furthers our strategic and financial objectives.

The period of employment under the employment agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential payments upon termination or change in control.”

Grants of plan-based awards

The following table provides additional information about awards we granted in 2014 to the named executive officers under our annual performance plans, awards payable in cash under our LTIP and awards of performance shares and awards of restricted stock units under our Amended and Restated 2002 Equity Compensation Plan.

									All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Plan	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Stephen E. Macadam	Annual Plan(1)	2/5/2014	1,785,000	1,785,000	1,785,000	—	—	—	—	—	—	—
	LTIP	2/5/2014	283,333	566,667	1,700,000	—	—	—	—	—	—	—
	Equity Plan	2/5/2014	—	—	—	3,937	7,874	23,622	—	—	—	565,589
	Equity Plan	2/5/2014	—	—	—	—	—	—	24,744	—	—	1,777,362

Alexander W. Pease	Annual Plan(1)	2/5/2014	527,280	527,280	527,280	—	—	—	—	—	—	—
	LTIP	2/5/2014	87,880	175,760	527,280	—	—	—	—	—	—	—
	Equity Plan	2/5/2014	—	—	—	1,221	2,442	7,326	—	—	—	175,409
	Equity Plan	2/5/2014	—	—	—	—	—	—	7,326	—	—	526,227

Kenneth D. Walker	Annual Plan(1)	2/5/2014	369,600	369,600	369,600	—	—	—	—	—	—	—
	LTIP	2/5/2014	47,600	95,200	285,600	—	—	—	—	—	—	—
	Equity Plan	2/5/2014	—	—	—	662	1,323	3,969	—	—	—	95,013
	Equity Plan	2/5/2014	—	—	—	—	—	—	3,969	—	—	285,093

Jon A. Cox	Annual Plan(1)	2/5/2014	360,580	360,580	360,580	—	—	—	—	—	—	—
	LTIP	2/5/2014	46,439	92,877	278,631	—	—	—	—	—	—	—
	Equity Plan	2/5/2014	—	—	—	645	1,290	3,870	—	—	—	92,661
	Equity Plan	2/5/2014	—	—	—	—	—	—	3,953	—	—	283,944

Robert S. McLean	Annual Plan(1)	2/5/2014	350,900	350,900	350,900	—	—	—	—	—	—	—
	LTIP	2/5/2014	45,192	90,383	271,149	—	—	—	—	—	—	—
	Equity Plan	2/5/2014	—	—	—	628	1,256	3,768	—	—	—	90,218
	Equity Plan	2/5/2014	—	—	—	—	—	—	3,891	—	—	279,491

Dale A. Herold	Annual Plan(1)	2/5/2014	390,830	390,830	390,830	—	—	—	—	—	—	—
	LTIP(3)	2/5/2014	50,334	100,668	302,004	—	—	—	—	—	—	—
	Equity Plan(3)	2/5/2014	—	—	—	700	1,399	4,197	—	—	—	100,490
	Equity Plan(3)	2/5/2014	—	—	—	—	—	—	4,398	—	—	315,908

(1)	For 2014 awards under our annual performance incentive plans, performance at the threshold level results in a payout at 200% of the amount at the target payout level, which is the maximum incentive award payout at the target and maximum performance levels as well. However, the committee has retained “negative discretion” to reduce the award based upon the assessment of the company’s performance (and, for Messrs. Walker, Cox and Herold, the performance of the relevant divisions) in light of the goals set at the target and maximum levels. In setting these levels, the committee anticipated exercising its negative discretion in determining annual incentive payments to executive officers if performance levels were not at the maximum level in a manner consistent with past practice — that is, that absent unusual circumstances payouts at a target level of performance would likely be in the range of one-half of the amount shown in the table and at a threshold level of performance would likely be in the range of one-quarter of the amount shown in the table.

(2)	The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards of performance share opportunities and restricted stock units in 2014.

(3)	In connection with Mr. Herold’s termination of service on December 31, 2014, the award was prorated from the amount reflected in the table.

Annual performance plan awards

In February 2014, the Compensation Committee granted each named executive officer then employed by us an award opportunity for 2014 under our annual performance plans. Information about these award opportunities is reported in the line beside each officer’s name in the table above. The 2014 payout amounts are included in column (g) of the summary compensation table and broken out in footnote 2 to the summary compensation table.

Mr. Macadam participates in our senior executive annual performance plan. Annual performance incentive awards for Mr. Pease and Mr. McLean were made under a similar plan for other corporate officers that permits adjustments for unusual items, which adjustments are not permitted under our senior executive annual performance plan. Annual performance incentive awards for Mr. Walker, Mr. Cox and Mr. Herold were made under our management annual performance plan. This plan operates identically in all material respects with the plan in which Mr. Pease and Mr. McLean participate, except that one-half of the awards under the management annual performance plan is based on the same corporate-wide performance measures and weightings applicable to the other NEOs and the remaining one-half is based on performance measures applicable to the respective division of the plan participant.

These plans and the awards made under these plans to the NEOs in 2014 are described in “Compensation discussion and analysis — Compensation analysis — Annual performance incentive plan awards.”

LTIP awards

For 2014, our long-term compensation awards were a combination of restricted stock units and LTIP awards payable in cash and in performance shares. Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the relevant performance metrics at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn. Each performance share, if earned, will be paid in the form of a share of our common stock. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of the three-year performance cycle at least meets the threshold level.

The LTIP and the awards made under the LTIP to the NEOs in 2014 are described in “Compensation discussion and analysis — Compensation analysis —Long-term compensation — Awards granted in 2014.”

Restricted stock unit awards

In 2014 we awarded a special grant of restricted stock units awarded to executive officers and other key personnel in recognition of their efforts related to the strategy, planning and management of the ACRP which resulted in the favorable estimation order issued by the bankruptcy court in January 2014 and operating GST LLC and the other EnPro businesses under the unique circumstances presented by the ACRP. The special grant was made in the form of restricted stock units to help ensure the retention of these individuals as the ACRP progresses. The amount of the special grant was equal to twice the number of restricted stock units awarded as part of the committee’s historical practice of awarding target long-term compensation grants split equally among long-term incentive awards payable in cash, long-term incentive awards payable in shares and restricted stock units.

In 2014, we granted additional restricted stock units to named executive officers who elected to participate in our management stock purchase deferral plan which permits officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation, with deferred amounts credited to accounts based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred.

All 2014 awards of restricted stock units to the named executive officers were made under our Amended and Restated 2002 Equity Compensation Plan and vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or a change in control of the company. In the event of retirement, one-third of the restricted stock units vest if retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date and two-thirds vest if retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date.

If we pay any common stock dividends prior to the vesting of the restricted stock units, recipients of the restricted stock units will not be entitled to receive any such dividends when such dividends are paid. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders. Upon vesting, the recipient would be entitled to receive, for each restricted stock unit vesting, one share of common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date the award was made through the date of vesting.

Outstanding equity awards at fiscal year-end

The next table gives a snapshot as of the end of 2014 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Stephen E. Macadam	100,000	—		34.55	4/13/2018	—		—	—		—
	8,429	16,859	(2)	42.24	2/10/2021	—		—	—		—
	—	—		—	—	6,574	(3)	412,584	—		—
	—	—		—	—	14,998	(4)	941,274	—		—
	—	—		—	—	24,744	(5)	1,552,933	—		—
	—	—		—	—	—		—	37,044	(6)	2,324,881
	—	—		—	—	—		—	7,874	(7)	494,172
Alexander W. Pease	—	—		—	—	4,942	(3)	310,160	—		—
	—	—		—	—	8,794	(4)	551,911	—		—
	—	—		—	—	7,326	(5)	459,780	—		—
	—	—		—	—	—		—	11,382	(6)	714,334
	—	—		—	—	—		—	2,442	(7)	153,260
Kenneth D. Walker	—	—		—	—	813	(3)	51,024	—		—
	—	—		—	—	1,813	(4)	113,784	—		—
	—	—		—	—	3,969	(5)	249,094	—		—
	—	—		—	—	5,000	(8)	313,800	—		—
	—	—		—	—	—		—	5,439	(6)	341,352
	—	—		—	—	—		—	1,323	(7)	83,031
Jon A. Cox	—	—		—	—	880	(3)	55,229	—		—
	—	—		—	—	1,813	(4)	113,784	—		—
	—	—		—	—	3,953	(5)	248,090	—		—
	—	—		—	—	—		—	5,439	(6)	341,352
	—	—		—	—	—		—	1,290	(7)	80,960
Robert S. McLean	—	—		—	—	472	(3)	29,623	—		—
	—	—		—	—	1,845	(4)	115,792	—		—
	—	—		—	—	3,891	(5)	244,119	—		—
	—	—		—	—	—		—	5,535	(6)	347,377
	—	—		—	—	—		—	1,256	(7)	78,827
Dale A. Herold	—	—		—	—	—		—	4,326	(6)	271,500
	—	—		—	—	—		—	467	(7)	29,309

(1)	We calculated these values using a price of $62.76, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2014.

(2)	Half of these options vested on February 10, 2015 and the remaining half vest on February 10, 2016.

(3)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 6, 2015.

(4)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 5, 2016.

(5)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 5, 2017.

(6)	The amounts for these outstanding awards for the 2013–2015 LTIP cycle are presented at the maximum performance levels, which is 300% of the target levels. The awards for the 2013–2015 LTIP cycle generally will vest December 31, 2015. The amount for Mr. Herold has been prorated for his period of service.

(7)	The amounts for these outstanding awards for the 2014–2016 LTIP cycle are presented at the target performance levels. The awards for the 2014–2016 LTIP cycle generally will vest December 31, 2016. The amount for Mr. Herold has been prorated for his period of service.

(8)	The restricted shares of common stock awarded to Mr. Walker vest on October 2, 2016.

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2014 from equity awards.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen E. Macadam	11,049	424,642	(1)	—	—
	—	—		5,319	386,798	(2)
	—	—		22,849	1,644,443	(3)
Alexander W. Pease	—	—		1,729	125,733	(2)
	—	—		7,427	534,521	(3)
	—	—		2,500	180,150	(4)
Kenneth D. Walker	—	—		678	49,304	(2)
	—	—		2,913	209,649	(3)
Jon A. Cox	—	—		723	52,777	(2)
	—	—		3,108	223,683	(3)
Robert S. McLean	—	—		408	29,670	(2)
	—	—		1,753	126,163	(3)
Dale A. Herold	—	—		859	62,466	(2)
	—	—		3,690	265,569	(3)

(1)	Value realized based on $74.63 per share, the closing price of our common stock on July 3, 2014, the day the options were exercised.

(2)	Value realized based on $72.72 per share, the closing price of our common stock on February 7, 2014, the trading day preceding the day the stock award vested.

(3)	Value realized based on $71.97 per share, the closing price of our common stock on February 4, 2014, the trading day preceding the day the performance levels for the 2011-2013 performance period were certified and the performance shares for that period vested.

(4)	Value realized based on $72.06 per share, the closing price of our common stock on February 27, 2014, the trading day preceding the day the stock award vested.

Pension benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2014, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 14 to our Consolidated Financial Statements in our 2014 annual report.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Stephen E. Macadam(1)	Pension	—	—
	Restoration	—	—
Alexander W. Pease(1)	Pension	—	—
	Restoration	—	—
Kenneth D. Walker(1)	Pension	5.5	95,946
	Restoration	—	—
Jon A. Cox	Pension	19.0	557,447
	Restoration	19.0	521,618
Robert S. McLean(1)	Pension	—	—
	Restoration	—	—
Dale A. Herold(1)(2)	Pension	—	—
	Restoration	—	—

(1)	Mr. Macadam, Mr. Pease and Mr. McLean do not, and Mr. Herold did not, participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to the date that each of them joined EnPro. Mr. Walker participates only in the pension plan, but his participation in that plan was frozen in 2006, when continued participation in that plan was frozen for participants not then 40 years of age.

(2)	Mr. Herold resigned as an officer on November 6, 2014 and as an employee as of December 31, 2014.

We currently maintain two defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The other provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan.

Pension plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments will be reduced by 4% per year if a participant chooses to receive payments before age 62. There will be no reduction in the amount of the payments if the participant waits until after age 62. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced by 5% per year if the participant chooses to begin receiving payments before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $255,000 in 2013. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2013, this limit was $205,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan, and at that time the pension plan was closed to new participants. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Each of the named executive officers then employed by us and aged 40 or older chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Of the named executive officers, only Mr. Cox continues to accrue benefits under the pension plan, while Mr. Walker’s benefits under the pension plan were frozen in 2006.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment.

Of the named executive officers, only Mr. Cox participates in this plan.

Because this is a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

Non-qualified deferred compensation

We provide a deferred compensation plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer up to 50% of annual incentive compensation for five years or more, with deferred amounts credited to accounts based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred, with a three-year vesting period and payable in shares of common stock at the same time the related annual incentive deferrals are payable.

The following tables provide information about amounts we and the executives contributed to these plans in 2014, and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year for these plans.

Deferred compensation plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	134,872	69,645	263,332	—	2,914,034
Alexander W. Pease	17,931	24,297	10,842	—	212,404
Kenneth D. Walker	17,841	20,546	38,387	—	50,199
Jon A. Cox	28,402	19,264	36,309	—	424,375
Robert S. McLean	14,656	17,121	235	—	170,599
Dale A. Herold	10,931	20,668	(6,035)	—	256,794

(1)	Each officer’s contributions during 2014 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see footnote 4 to that table).

Management stock purchase deferral plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	323,111	—	(41,319)	—	281,792
Alexander W. Pease	—	—	—	—	—
Kenneth D. Walker	—	—	—	—	—
Jon A. Cox	23,919	—	(3,083)	—	20,836
Robert S. McLean	35,270	—	(4,518)	—	37,052
Dale A. Herold	57,976	—	(7,391)	—	50,585

(1)	Each officer’s contributions during 2014 were deferred from his annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table as “Non-Equity Incentive Plan Compensation” (column (g)).

Under the deferred compensation plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. We match contributions each year in an amount equal to 100% of the first 6% of salary and annual incentive plan compensation deferred under the plan, provided that the officer is receiving the maximum match permitted under our 401(k) plan. This is the same matching contribution rate that applies under our 401(k) plan. Also, any officer hired after our pension plan was closed to new participants in 2006 receives an additional employer contribution equal to 2% of salary and annual incentive compensation that is in excess of the IRS compensation limit for the year ($260,000 for 2014).

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2014 return (loss) for each option.

Investment Option	2014 Return (%)
Schwab Retirement Advantage Money	0.01
PIMCO Total Return Fund	4.69
Invesco Equity and Income Y	9.34
Black Rock Global Allocation Instl.	2.15
Dodge & Cox Stock	10.40
Schwab S&P 500 Index	13.57
Nuveen Winslow Large Cap Growth I	10.56
Vanguard Selected Value Inv.	6.36
T. Rowe Price Mid-Cap Growth	13.16
Columbia Small Cap Value II Z	4.61
American Beacon Stephens Sm Cap Gr Instl	(3.11)
American Funds EuroPacific Growth R6	(2.29)
Virtua Emerging Markets Opportunities I	5.54

When first eligible to participate in the deferred compensation plan, participants may elect to receive payment of their account balances under this plan in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant attains age 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

Accounts of participants in the deferred compensation plan who do not make a payment election will be paid in a single lump sum cash payment as soon as practicable after termination (generally within 75 days but subject to a potential six-month payment delay if required by certain federal tax rules). Once a participant makes a payment election, he or she can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units in an amount based on the fair market value of our common stock on the date of deferral. The deferral accounts will be credited with additional whole or fractional stock units for any cash dividends paid during the deferral period on our common stock based on the number of stock units in the participating employee’s account. Payments of amounts under the management stock purchase deferral plan are to be made in cash, based on the then fair market value of our common stock, either, at the election of the participating employee,

•	upon the termination of the employee’s service or

•	upon the earlier of a date specified by the participating employee upon electing to make the deferral (which may be no earlier than a date within the fifth calendar following the year of deferral) or the termination of the employee’s service.

The management stock purchase deferral plan permits subsequent adjustments by participating employees to the elected deferral period subject to specified restrictions and early payment of deferred amounts in the event of an unforeseen emergency, to the extent and subject to the conditions specified in the management stock purchase deferral plan. A six-month payment delay applies to certain participants for payments upon termination of service.

In connection with the deferral of annual incentive compensation under the management stock purchase deferral plan, participants are eligible to receive at the time of the deferral, subject to the determination of the committee, awards of restricted share units under our Amended and Restated 2002 Equity Compensation Plan. The amount of restricted share units a participant is eligible to receive is equal to the whole number of stock units then being credited to the participant’s account under the management stock purchase deferral plan divided by four, and rounded up to the next whole share. The committee may determine to proportionately reduce the number of restricted share units being awarded to all participants receiving such awards as of a given grant date or to make no such awards at all. The restricted share units would vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant (in the case of retirement, proportionate incremental amounts of the restricted share units vest based on the date of retirement). Unvested restricted share units are to be forfeited upon the participant’s termination of service. Vested restricted share units are payable to the recipient of the award upon payment of the associated deferral amount under the management stock purchase deferral plan. A vested restricted share unit is payable in one share of our common stock plus cash equal to the aggregate amount of cash dividends paid with respect to one share of our common stock after the grant date to and including the applicable payment date. Such awards of restricted share units are to be made in accordance with the terms of the Equity Plan and are to be evidenced by separate award agreements under the Equity Plan.

Because the deferred compensation plan and the management stock purchase deferral plan are non-qualified plans, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide under the terms of our severance policy.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);
•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers who are currently employees are as follows:

Macadam	3 years
Pease	2 years
Walker	2 years
Cox	2 years
McLean	2 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for such named executive officers are:

Macadam	3 years
Pease	2 years
Walker	2 years
Cox	2 years
McLean	2 years

•	His pro rata target annual incentive plan compensation for the year of termination, in a lump-sum cash payment.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual incentive plan payout, (2) his target annual incentive plan compensation for the year of termination, or (3) his target annual incentive plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Pease	16
Walker	16
Cox	16
McLean	16

•	If the officer is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	If the officer is at least age 55 and is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	For Mr. Macadam, a tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits. The agreements with Mr. Pease, Mr. Walker, Mr. Cox and Mr. McLean include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the officer retaining a larger amount on an after-tax basis.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger”— the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2014. The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2014 annual incentive plan compensation if they had been terminated without cause on December 31.

Name	Salary and Annual Incentive Plan Compensation Continuation ($)	Foregone LTIP Awards ($)	Pro Rata LTIP Awards ($)	Options, Restricted Shares and Restricted Stock Units ($)	Continuation of Benefits ($)	Additional Pension Payment ($)	Estimated Tax Gross-up ($)	Scale-back Adjustment ($)	Total ($)
Macadam	5,073,750	3,591,331	1,242,620	3,252,718	58,719	—	—	N/A	13,219,138
Pease	1.338,480	707,410	382,836	1,321,851	26,287	—	—	(130,428)	3,646,436
Walker	1,302,000	295,984	189,966	727,702	40,101	—	—	(331,758)	2,223,996
Cox	1,054,252	320,734	188,495	417,103	36,680	265,725	—	—	2,282,990
McLean	957,000	265,237	189,242	389,614	30,203	—	—	(201,702)	1,629,594

Options, restricted share and restricted stock unit awards

The restrictions under the restricted share awards made to our executive officers lapse, and unvested stock options and restricted stock unit awards made to our executive officers vest, upon a change in control. The following table sets forth the value of outstanding options, restricted share awards and restricted stock unit awards at December 31, 2014 as to which restrictions would have lapsed or would become vested, as the case may be, as a result of a change in control had such an event occurred on December 31, 2014. The value is based on the $62.76 per share closing price of our common stock on the New York Stock Exchange on December 31, 2014.

Name	Value of Options, Restricted Shares and Restricted Stock Units ($)
Macadam	3,252,739
Pease	1,321,851
Walker	727,702
Cox	417,103
McLean	389,614

Severance benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period”; provided, however, if the total severance pay exceeds two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(17) of the federal tax code $260,000 in

2014), the severance pay will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Pease	12 months
Walker	12 months
Cox	12 months
McLean	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies, or for Mr. Herold under the terms of the agreement we entered into with him in connection with his resignation, if they had been terminated on December 31, 2014 (assuming no prior change in control). The table does not include a pro rata annual performance plan compensation for the year of termination for officers because even without this severance policy, those officers would be entitled to their full 2014 annual performance plan compensation if they had been terminated without cause on December 31.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata LTIP Awards ($)(1)	Outplacement ($)	Total ($)
Macadam	1,700,000	39,364	1,182,765	85,000	3,007,129
Pease	405,600	13,100	533,518	40,560	992,778
Walker	420,000	19,780	144,490	42,000	626,270
Cox	327,800	18,223	150,157	32,780	528,960
McLean	319,000	18,386	117,340	31,900	486,626
Herold(2)	355,300	18,372	176,256	10,000	559,928

(1)	Pro rata LTIP award calculations reflect an assumed value of $62.76 per share, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2014.

(2)	Mr. Herold resigned as an officer on November 6, 2014, but continued as an employee through December 31, 2014. In connection with Mr. Herold’s resignation, we entered into an agreement with him pursuant to which we agreed to continue payment of his base salary and COBRA health insurance for a one-year period after the cessation of his employment, a pro rata payment of outstanding LTIP awards for performance cycles ending after December 31, 2014 to be made when performance and amounts are determined for other recipients of similar awards for those performance cycles, payment of an amount based on the closing price per share of the Company’s common stock on the New York Stock Exchange on November 7, 2014 and the forfeiture of all outstanding restricted share and restricted stock unit awards, payment with respect to amounts deferred under the Company’s Management Stock Purchase Deferral Plan and payment of $10,000 in lieu of outplacement services.

Proposal 2 — Advisory vote approving executive compensation

(Item 2 on the proxy card)

The board of directors has determined to provide shareholders with the opportunity annually to cast an advisory vote on compensation to our named executive officers as reported in our proxy statement for the annual meeting of shareholders. Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2015 annual meeting of shareholders.”

This vote is nonbinding on the company. The board of directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is primarily performance based, with the percentage of an executive officer’s total compensation opportunity that is based on our financial performance increasing with the officer’s level of responsibility;

•	is significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhances retention of our executives by subjecting much of their total compensation to multi-year vesting;

•	links a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provides our executives with an opportunity for competitive total pay; and

•	does not encourage our executives to take unnecessary or excessive risks.

Our 2014 accomplishments

Despite uneven levels of activity in our markets during the year, our growth in 2014 illustrates the value of our participation in diverse markets and geographies. Our performance supports our long term objectives for growth, objectives that will be further supported by significant progress in GST LLC’s asbestos claims resolution process, and a significant improvement in our capital structure.

•	Asbestos claims resolution process: Early in the year, Judge George Hodges of the U.S. Bankruptcy Court for the Western District of North Carolina issued an opinion estimating GST LLC’s liability for mesothelioma claims at $125 million, an amount consistent with the position GST LLC took at the 2013 estimation trial in his court and far less than the amount sought by representatives of the asbestos claimants. In his opinion, Judge Hodges noted that the claimants’ estimates of nearly $1.3 billion were based on historic settlement values which “are infected with the impropriety of some law firms and inflated by the cost of defense.” In January, 2015 we and GST LLC agreed with the Future Claimants’ Representative on a revised plan of reorganization. The plan addresses all current and future claims, and we and GST LLC believe it can be approved by the court. While the confirmation of this plan and the final resolution of asbestos claims against GST LLC are likely to take many more months, this agreement with the FCR moves us toward conclusion of the case, the formal reconsolidation of GST LLC’s financial results with ours and the ultimate achievement of EnPro’s full potential.

•	Fairbanks Morse Engine: Fairbanks Morse Engine countered a softening outlook for new engine orders from the U.S. Navy with important developments in commercial markets. With consortium partner Westinghouse France, FME agreed to supply 23, 3.5 MWe opposed-piston, diesel engine-generator sets to Electricite de France. These sets will be used for emergency back-up power at 20 of EDF’s nuclear power plants in France. The value of FME’s portion of this work is approximately €89 million. Shipments will primarily occur in 2016 and 2017.

    For two decades, FME has provided engines to U.S. Navy and nuclear power markets under licenses from MAN Diesel and Turbo and its affiliates. In 2014, FME expanded the relationship with an agreement to cooperate with MAN in the U.S. power generation market for gas-fired and dual fuel engines, giving FME a competitive offering in an attractive market.

    With its partner Achates Power, Inc., FME made significant progress in the design feasibility stage of its work towards improving the commercial viability of FME’s proprietary opposed-piston engine. FME and Achates are exploring ways to reduce emissions and improve fuel efficiency in an engine design that has proven reliable over many decades in critical standby and emergency power applications.

•

Our capital structure: We made substantial changes to our capital structure for the first time since 2005, a sign of the strengthening perception of EnPro in capital markets. We completed our first ever bond offering with the issuance of $300 million 5.875% senior notes due 2022. We used a portion of these funds to purchase $51.3 million of our outstanding convertible debentures and to contribute $48 million to our pension plans. The purchase of the convertible debentures followed a series of exchanges earlier in the year of common stock for $97.7 million of the debentures. We also increased our senior secured revolving credit facility to $300 million and changed the terms of the facility from one backed by our assets to one based on our cash flows. This new capital structure enables EnPro to pursue strategic acquisitions, to begin paying dividends and to buy back our own shares.

•	Acquisitions and divestitures: We added several complementary products with the completion of three acquisitions and we divested a business that no longer fits our strategic direction. Stemco acquired the interest of its joint venture partner in Stemco Crewson, a business that produces brake products for heavy-duty trucks. The Garlock family expanded geographically with the addition of Strong-Tight, a small Taiwan-based manufacturer of gasket and sealing products, and the Technetics Group acquired Fabrico, a supplier of components for the combustion and hot path sections of industrial gas and steam turbines. We divested Garlock Rubber Technologies, a supplier of conveyor belts and rubber sheet products. Although GRT was a profitable business, we determined we were not the best or most appropriate long-term owner of the business. The proceeds from the sale of GRT will allow us to invest in other areas, more consistent with our growth strategies.

We routinely engage with our shareholders and have adopted changes to address their concerns

We routinely engage in a wide-ranging dialogue with numerous shareholders, including periodic conversations with many of our largest shareholders. We carefully consider the diverse views expressed by shareholders who provided us with feedback and made significant changes to our compensation program in 2013 following the input from our shareholders, including redesigning of our long-term incentive compensation plan which measures and rewards performance based on the equity value we create.

We employ best practices in executive compensation

Our executive compensation practices include:

•	a policy requiring executives to own stock in our company, with ownership requirements increasing with levels of responsibility,

•	a policy prohibiting executives and directors from hedging ownership of EnPro stock,

•	no separate retirement plans or perquisites for our CEO;

•	the use by our Compensation and Human Resources Committee of an independent executive compensation consultant which reports directly to that committee and does not provide any services to our company other than the assistance that it provides to that committee; and

•	a clawback policy for the recovery of performance-based compensation in the event an executive officer engages in fraud or willful misconduct that caused, directly or indirectly, the need for a material restatement of our financial results.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 3 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2015

(Item 3 on the proxy card)

On February 18, 2015, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2015. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 29, 2015. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at

www.enproindustries.com; click on “Investor,” then “Corporate Governance,” then “Committee Composition,” and then “Audit and Risk Management Committee.”

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative. The Audit Committee pre-approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2013 and 2014 in accordance with our pre-approval policy.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2014	2013
Audit Fees	$1,876,900	$1,875,300
Audit-Related Fees(1)	13,000	12,800
Tax Fees(2)	20,000	—
All Other Fees(3)	2,000	2,000

Total Fees	$1,911,900	$1,890,100

(1)	Audit-Related Fees in 2014 and 2013 were incurred in connection with work performed in the review of compiled published financial information prepared to fulfill statutory audit requirements.

(2)	Tax fees in 2014 were incurred in connection with research of applicable tax regulation in a foreign jurisdiction.

(3)	All Other Fees in 2014 and 2013 consisted of a license fee for use of an online financial reporting research library.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2016 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 31, 2015 and January 30, 2016 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 29, 2016). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;
•	the number of shares of each class of our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	the name and address of the person or persons to be nominated;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2016 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 27, 2015. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2016 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Robert S. McLean

Secretary

March 26, 2015

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD

ANNEX A

CALCULATION OF ADJUSTED EBITDA-A

The following table sets forth a reconciliation of our consolidated earnings before interest, taxes, depreciation, amortization expense, asbestos expense and other selected items (or, adjusted EBITDA-A) to our consolidated net income from continuing operations for 2014, 2013, 2012, 2011, 2010 and 2009. Adjusted EBITDA-A is a primary metric we use to evaluate our performance and one used in determining annual and long-term incentive compensation, during these periods. Adjusted EBITDA-A is not a measure under U.S. generally accepted accounting principles.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA-A to Net Income (Loss) From Continuing Operations (Unaudited)

(Stated in Millions of Dollars)

	Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Earnings before interest, income taxes, depreciation, amortization, asbestos and other selected items (adjusted EBITDA-A)	$155.4	$154.8	$172.2	$155.2	$121.8	$97.1
Adjustments:
Interest expense, net	(44.1)	(44.3)	(42.8)	(39.6)	(25.9)	(11.4)
Income tax benefit (expense)	(10.6)	(8.4)	(22.5)	(20.8)	(21.3)	54.6
Depreciation and amortization expense	(57.5)	(56.6)	(55.5)	(48.4)	(39.6)	(40.3)
Restructuring costs	(2.3)	(6.7)	(5.0)	(1.4)	(0.9)	(10.2)
Asbestos-related expenses	(30.0)	—	—	—	(23.3)	(135.5)
Gain on deconsolidation of GST	—	—	—	—	54.1	—
Goodwill impairment charge	—	—	—	—	—	(113.1)
Adjustment of liability for retiree medical benefits	—	—	—	—	—	19.2
Environmental reserve adjustment	(4.5)	(6.3)	(1.2)	—	—	(2.0)
Loss on exchange and repurchase of convertible debentures	(10.0)	—	—	—	—	—
Gain on sale of business	27.7	—	—	—	—	—
Other	(2.1)	(5.1)	(4.2)	(0.8)	(3.6)	(2.0)

Impact	(133.4)	(127.4)	(131.2)	(111.0)	(60.5)	(240.7)

Net income (loss) from continuing operations	$22.0	$27.4	$41.0	$44.2	$61.3	$(143.6)

The following table sets forth a reconciliation of the consolidated adjusted EBITDA-A of GST LLC to its consolidated net income for 2014, 2013, 2012, 2011 and the period from June 5, 2010 (the date on which GST LLC and certain affiliated companies filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims and its financial results ceased to be consolidated with those of EnPro) to December 31, 2010.

GST LLC

Reconciliation of Adjusted EBITDA-A to Net Income (Loss) (Unaudited)

(Stated in Millions of Dollars)

	Years Ended December 31,
	2014	2013	2012	2011	2010(1)
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (adjusted EBITDA-A)	$52.2	$61.4	$53.1	$50.1	$19.4
Adjustments:
Interest income, net	31.0	29.7	27.9	26.8	14.6
Income tax benefit (expense)	(72.9)	(18.7)	(16.3)	(19.6)	(10.1)
Depreciation and amortization expense	(6.4)	(6.0)	(5.6)	(5.3)	(2.9)
Asbestos-related income (expenses)	110.7	(46.9)	(29.8)	(19.7)	(10.1)
Restructuring costs	1.5	(0.4)	(1.1)	(1.0)	—
Other	0.7	2.3	1.6	1.4	(0.5)

Impact	61.6	(40.0)	(23.3)	(17.4)	(9.0)

Net income	$113.8	$21.4	$29.8	$32.7	$10.4

(1)	For the period from June 5, 2010 to December 31, 2010.

A-1

2015 Annual Meeting Notice

and Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01 Stephen E. Macadam 02 Thomas M. Botts 03 Felix M. Brueck 04 B. Bernard Burns, Jr. 05 Diane C. Creel
06 Gordon D. Harnett 07 David L. Hauser 08 Kees van der Graaf
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2 AND 3.						For	Against	Abstain
2	On an advisory basis, to approve the compensation to our named executive officers as disclosed in the proxy statement;					☐	☐	☐
3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com.

ENPRO INDUSTRIES, INC. Annual Meeting of Shareholders April 29, 2015 11:30 am This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen E. Macadam, J. Milton Childress II and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 29, 2015, at 11:30 am or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://2015annualmeeting.enproindustries.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side